    As filed with the Securities and Exchange Commission on January 18, 2002


                                                      Registration No. 333-74250

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           __________________________

                                 Amendment No. 2

                                       to
                                    Form SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           ___________________________

                                CNB BANCORP, INC.
                 (Name of Small Business Issuer in its Charter)

            Virginia                        6021                   54-2059214
(State or other jurisdiction of (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)


         70 E. Windsor Blvd., Suite B, Windsor, VA 23487 (757) 242-4422 (Address, and telephone number of principal executive offices)

              11407 Windsor Blvd., Windsor, VA 23487 (757) 242-4422
(Address of principal place of business or intended principal place of business)
                           ___________________________

                                                        Copies to:
           Douglas A. Chesson                 T. Richard Litton, Jr., Esq. and
      70 E. Windsor Blvd., Suite B                Jeffrey A.D. Cohen, Esq.
            Windsor, VA 23487                     Kaufman & Canoles, P.C.
             (757) 242-4422                   One Commercial Place, Suite 2000
(Name, address, and telephone number, of             Norfolk, VA 23510
           agent for service)                          (757) 624-3000


     Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement has become effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                          ___________________________



                                             CALCULATION OF REGISTRATION FEE
=================================================================================================================================
          Title of Each Class of          Amount to Be      Proposed Maximum         Proposed Maximum Aggregate    Amount of
       Securities to Be Registered         Registered    Offering Price per Unit      Aggregate Offering Price   Registration Fee
---------------------------------------------------------------------------------------------------------------------------------
Common stock, $.01 par value                850,000            $10.00                     $8,500,000              $2,031.50
---------------------------------------------------------------------------------------------------------------------------------
Warrants to purchase common stock           102,500(1)         $ 0.00                     $     0.00              $    0.00
---------------------------------------------------------------------------------------------------------------------------------
Common stock, $.01 par value, issuable      102,500            $10.00(2)                  $1,025,000(3)           $  244.98
   upon the exercise of the warrants
=================================================================================================================================

(1) Warrants to purchase up to an aggregate of 102,500 shares of common stock at an exercise price of $10.00 per share will be issued to our organizing directors in connection with this offering.
(2)  Represents the exercise price per share for each warrant.
(3) Calculated in accordance with Rule 457(i) under the Securities Act of 1933, as amended.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


     PRELIMINARY PROSPECTUS DATED ___________, 2002; SUBJECT TO COMPLETION

                                 850,000 SHARES

                                CNB BANCORP, INC.


                       A Proposed Bank Holding Company for

                    CITIZENS NATIONAL BANK (IN ORGANIZATION)

                                  COMMON STOCK
                           ___________________________

     We are offering shares of CNB Bancorp, Inc. common stock to fund the start up of Citizens National Bank, a proposed new national bank. CNB will be the holding company and sole shareholder of Citizens National Bank after it is organized. This is our first offering of common stock to the public, and currently no public market exists for our shares. The maximum purchase of common stock by an investor in this offering is 42,500 shares and the minimum purchase is 100 shares, although we may at our discretion accept subscriptions for more or less shares.


     CNB is limiting the offering to a maximum of 850,000 shares and a minimum of 510,000 shares. We anticipate that our organizing directors will collectively purchase 102,500 of the 850,000 shares of common stock available in this offering. Any purchases by our organizing directors will count toward achieving the minimum offering of 510,000 shares. The offering will close upon the sale of 850,000 shares or on __________, 2002, whichever occurs first, unless we elect, in our discretion, to end the offering sooner or extend it for additional periods but not beyond December 31, 2002. However, we will not close the offering unless we have sold at least 510,000 shares and received final regulatory approval for Citizens National Bank to operate. The shares are being offered and sold on a "best efforts" basis by Doug Chesson, our President and Chief Executive Officer, who will not receive any commissions or other remuneration in connection with these activities. See "The Offering," page ____.


     An investment in our common stock involves risks. Our common stock is not a deposit or a bank account and is not insured by the FDIC or any other governmental agency. You should not invest in this offering unless you can afford to lose all of your investment. We have described what we believe are the material risks of this investment under the heading "Risk Factors," page __.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                           ___________________________

                             Subscription     Underwriting     Proceeds to
                                Price        Commissions (1)   the Bank(2)
                             ------------   ----------------  -------------
Per Share                    $    10.00        None            $    10.00
Total Minimum Offering       $5,100,000        None            $5,100,000
Total Maximum Offering       $8,500,000        None            $8,500,000

(1) The shares of common stock will be offered and sold on a "best efforts" basis by Doug Chesson, our President and Chief Executive Officer. He will not receive any commissions or other remuneration in connection with these activities, but he will be reimbursed for his reasonable expenses. This offering is not underwritten, and as of the date of this prospectus, we have not employed any broker, dealer or salesman in connection with this offering. We reserve the right to enlist the assistance of an underwriter or placement agent to place the shares. If we do elect to use an underwriter or placement agent, the total proceeds to us could be reduced on shares sold by that firm by an amount of up to 7%.
(2) These proceeds are before deducting the expenses of this offering estimated at approximately $90,000. These expenses include legal, accounting, and printing services, and other miscellaneous expenses incurred in connection with this offering.


     We will promptly deposit all subscription proceeds in an escrow account with our escrow agent, Community Bankers' Bank, Richmond, Virginia. The escrow agent will hold the subscription proceeds until we receive subscriptions for at least 510,000 shares and obtain final regulatory approval for Citizens National Bank to operate as a national bank. The 102,500 shares that we anticipate our organizing directors will purchase in this offering will count toward achieving the minimum offering of 510,000 shares. We plan to close the offering upon the sale of 850,000 shares or on ___________, 2002, whichever occurs first, however, we may, at our discretion, end the offering sooner or extend it for additional periods but not beyond December 31, 2002. If we are unable to sell 510,000 shares by December 31, 2002, or if we fail to receive final approval from the Office of the Comptroller of the Currency to operate Citizens National Bank as a national bank, the escrow agent will promptly return to investors all subscription proceeds, along with any interest earned.

                           ___________________________

                 The date of this prospectus is _________, 2002.

                                    SUMMARY

     This summary does not contain all the information you should consider before investing in the common stock. We encourage you to read carefully the entire prospectus before investing.

CNB and Citizens National Bank


     CNB Bancorp, Inc., or CNB, is a Virginia corporation that was incorporated on November 12, 2001 to serve as the holding company for Citizens National Bank, a proposed national bank to be located in the Town of Windsor, County of Isle of Wight, Virginia. Our main office, and initially our only office, will be located at 11407 Windsor Blvd, which is also known as Highway 460, in Windsor, Virginia. As a community bank, we will focus on providing personalized service and financial products to individuals and small- to medium- sized businesses, or businesses with annual revenues less than $1 million and who employ less than 30 people, located in Western Tidewater, which includes all of Isle of Wight County including the Towns of Windsor and Smithfield, the Cities of Franklin and Suffolk, and portions of Southampton, Surry and Sussex Counties.


     On January __, 2002, we received preliminary approval from the Office of the Comptroller of the Currency, or OCC, to operate Citizens National Bank as a national bank. In order to receive final approval from the OCC, we must raise a minimum of $5.1 million in this offering, receive FDIC approval of our application for deposit insurance, and implement proper banking policies and procedures. We have filed applications with the FDIC for deposit insurance and with the Federal Reserve Board to become a bank holding company and to acquire all of the capital stock of Citizens National Bank. We also have registered to become a bank holding company with the Virginia Bureau of Financial Institutions. We expect to receive all final regulatory approvals and to open our office in Windsor in the second quarter of 2002. Should you choose to invest in this offering and the proposed minimum capital is not obtained or we do not receive final regulatory approval to operate Citizens National Bank as a national bank, your investment will be promptly returned.

Why We Are Organizing a New Bank in Isle of Wight County

     Isle of Wight County and the adjacent City of Suffolk are rapidly growing communities with expanding economies that we believe will support the formation of Citizens National Bank. Isle of Wight County grew 18.7% during the last ten years, increasing its population from 25,053 in 1990 to 29,728 in 2000. Given its solid economic base, which includes five industrial parks, we believe that Isle of Wight County is positioned to continue this growth during the next ten years. In fact, the Hampton Roads Planning District Commission, which is charged with planning for the entire Hampton Roads region, predicts that the County will have the greatest percentage growth, at approximately 22.6%, of any political subdivisions in the region. The County is improving its water and sewer infrastructure in several areas, one of which includes the Highway 460 corridor leading from Suffolk to Windsor.


     The County plans to concentrate its growth in three locations, one of which includes the area where we intend to open Citizens National Bank. Currently, Farmers Bank is the only community bank operating in the Town of Windsor. We believe that the County's contained growth strategy will act as the catalyst and facilitate growth of the Town of Windsor, benefiting Citizens National Bank. In fact, we believe the presence of an additional bank should help growth of the area by supporting area businesses.


     Similarly, during the past ten years, the City of Suffolk grew by 22.1%, with its population increasing from 52,143 in 1990 to 63,677 in 2000. Suffolk has a diversified economic base, and is experiencing extensive residential, commercial and industrial development in its northern Interstate 664 corridor.

     During 2001, the County of Isle of Wight, County of Southampton, and the City of Suffolk experienced first hand the consolidation of banks in their area and the merger of community banks into regional and super-regional banks and their holding companies. James River Bankshares, Inc., a holding company headquartered in Suffolk, merged into First Virginia Banks, Inc. and United Community Bank merged with Peninsula Trust Bank, which then merged with F&M National, and BB&T ultimately acquired F&M National.

     We believe an attractive opportunity exists in the Isle of Wight County/Suffolk area for a new local bank that focuses on the community and provides responsive, personalized service to individuals and local businesses. Our proposed primary service area is serviced currently by 13 financial institutions with 28 banking offices. Almost all of these institutions are large national, regional or super-regional banks. With the exception of one local bank, none of these financial institutions is headquartered in our primary service area. We believe that these large banks often lack the local leadership and decision-making authority necessary to provide efficient service to individuals and small- to medium-sized business customers.

     As a community bank headquartered in Windsor, we plan to offer convenient service, local decision-making and competitively priced financial products. Additionally, by focusing our operations on the community we serve, we believe that we will be able to respond to changes in our market more quickly than large, centralized institutions.

Products and Services

     We plan to operate as a full service commercial bank that offers most of the products and services typically offered by larger banks to individuals and small- to medium-sized businesses. As a community bank, we will be able to offer local business owners flexibility in structuring financing to fit their business needs. Additionally, we will offer competitively priced consumer products to individual customers seeking a higher level of personal service than that provided by larger regional banks. Our lending services will include consumer loans to individuals, commercial loans to small- to medium-sized businesses and professional concerns, and real estate-related loans, including home mortgages. We will competitively price our deposit services, which will include demand deposits, regular savings accounts, money market deposits, certificates of deposit, and individual retirement accounts. We will also provide cashier's checks, safe-deposit boxes, traveler's checks, direct deposit services and U.S. Savings Bonds. We intend to offer our services throughout our market area by a variety of methods including future branch offices, ATMs, bank by mail and telephone banking.

Our Board of Directors and Management

     Fourteen diverse local business and community leaders who have been residents of the Western Tidewater area for most of their lives founded CNB. These individuals serve on boards of numerous charitable and service organizations throughout the Isle of Wight County, City of Suffolk and surrounding areas. They will serve as the initial directors of both CNB and Citizens National Bank. We believe our directors' long-standing ties to the community and their significant business experience will enable CNB to effectively assess and address the banking needs in our market area.


     Additionally, we have retained Doug Chesson to serve as the President and Chief Executive Officer of CNB and Citizens National Bank. Mr. Chesson has over 18 years of banking and lending experience in the Sussex, Southampton and Isle of Wight counties and Suffolk areas. Prior to beginning preparations to open

Citizens National Bank, he served as Senior Vice President of F & M Bank - Atlantic, formerly, United Community Bank, which was originally the Bank of Sussex and Surry, where he was the Senior Lending and Supervisory Officer at the Wakefield, Virginia office. Mr. Chesson was raised in Southampton County and attended Virginia Polytechnic Institute and State University, now Virginia Tech, graduating in 1982. After returning to the area, Mr. Chesson began work with the Bank of Sussex and Surry, where he swiftly gained recognition and increased responsibilities. Mr. Chesson serves as a member of the Southampton County Planning Commission, Chairman of Southampton County Board of Zoning Appeals, a member and past President of Wakefield Ruritan Club, and an active member of the Board of Deacons of Tucker Swamp Baptist Church.


     We are in the process of assembling the other members of our management team. We are primarily seeking to employ individuals who reside in the Isle of Wight/Suffolk area and who have significant local banking experience and a history of community service.

Our Business Strategy

     Our strategy as an independent bank holding company will be carried out through the operations and growth of Citizens National Bank. In an effort to emphasize prompt, responsive service to our target customers and expand our presence in the Isle of Wight/Suffolk area, our operating and growth strategies include:

Growth Strategy:

 . Capitalize on our directors' and officers' diverse community involvement and business experience by encouraging them to use their contacts to attract depositors and borrowers;

 .  Hire and retain highly experienced and qualified banking personnel;

 . Encourage broad ownership of our stock by individuals residing in the Isle of Wight/Southampton/Suffolk market area in order to encourage community members to be both shareholders and customers of our bank;

 .  Provide individualized attention with local decision-making authority;

 . Establish a community identity by actively supporting community activities as part of an aggressive marketing program;

 . Hire employees with banking experience and established customer relationships;

 . Build the main office large enough to support the addition of new service departments, such as mortgage brokering services;

 . Utilize technology and strategic outsourcing to provide a broad array of products and services without significantly increasing overhead; and


 . After the first banking office is established in Windsor, open at least one branch office in another location in the Isle of Wight/Southampton/Suffolk market area within three years.

The Offering

Security Offered.................................  Common Stock, $.01 par value

Offering Price...................................  $10.00 per share

Number of Shares Offered.........................  Minimum:  510,000
                                                   Maximum:  850,000

Significant Risks Associated with Investing in CNB


 . We have no operating history and we have lost in excess of $232,000 since our inception. We will continue to lose money until we commence operations and we cannot predict with any certainty when, or if, we will become profitable once our operations begin. If there is an unanticipated delay in beginning operations of Citizens National Bank, we will continue to lose money for a longer period of time than we currently anticipate.


 . We have fewer resources than many of our competitors to invest in technological improvements, marketing activities, and other competitive strategies, which may hinder our success in the marketplace.


 . We will face competition from Farmers Bank, a community bank already operating in our market area.


 . We may not be able to attract large borrowers because our lending limits will be lower than many of our competitors.

 .  We do not intend to pay dividends for the foreseeable future.

 . The offering price of $10 per share was determined arbitrarily by our board of directors, and our shares' value will probably fluctuate after the offering.

 . Our shares will not be listed on any national listing service or traded on any securities exchange, and it is unlikely that an active trading market for our shares will develop in the foreseeable future. As a result, it may be difficult for you to sell your shares.

 . Once Citizens National Bank commences operations, changes in interest rates may decrease our net interest income, which will adversely affect our profitability.

Use of Proceeds


     We will use $5.0 million, or $5.875 million if the maximum offering is achieved, of the proceeds raised in this offering to capitalize Citizens National Bank. As a condition to our receiving the OCC's final approval to operate Citizens National Bank as a national bank, the OCC will require that we invest at least this amount of capital in Citizens National Bank prior to its opening. We will use the remaining net proceeds of this offering to pay offering and organizational expenses and to provide CNB with working capital for general business purposes. Citizens National Bank will use the funds that it receives from CNB to construct and furnish its office building, to repay debt incurred by CNB Bancorp, LLC, the entity through which we operated prior to this offering, and to provide working capital for Citizens National Bank's operations. For more detailed information, see "Use of Proceeds," page ___.

Ownership by Our Management

     Our organizing directors intend to purchase an aggregate of 102,500 shares of the 850,000 shares of common stock available in this offering, which would represent approximately 20% of the shares outstanding after the offering if a minimum offering is achieved, and would represent approximately 12% of the shares outstanding if all shares offered in this offering are sold. We reserve the right to sell additional shares to the organizing directors, particularly if additional subscriptions are necessary to achieve the minimum offering. We hope to sell the remaining shares to individuals and businesses within the Western Tidewater area who share our desire to support a new community bank.


Organizing Director Warrants/Options


     To compensate our organizing directors for their financial risk and efforts in organizing CNB and Citizens National Bank, they each will receive a warrant to purchase one share of common stock at $10.00 per share for each share that they purchase in this offering for which they are the beneficial holder, up to an aggregate of 102,500 shares. Additionally, we plan to adopt a stock incentive plan to attract and motivate our executive officers and employees. The plan will permit the issuance of options for up to 15% of CNB's outstanding common stock, which would be 76,500 shares in the case of a minimum offering and 127,500 shares in the case of a maximum offering.


We Will Hold the Subscription Funds In Escrow


     We will promptly deposit all subscription proceeds in an escrow account with our escrow agent, Community Bankers' Bank, Richmond, Virginia. The escrow agent will hold the subscription proceeds until we receive subscriptions for at least 510,000 shares and obtain final regulatory approval for Citizens National Bank to operate as a national bank. We anticipate that our organizing directors will collectively purchase 102,500 of the 850,000 shares of common stock available in this offering. Any purchases by our organizing directors will count toward achieving the minimum offering of 510,000 shares. You will not be able to revoke your subscription after you have delivered your executed subscription agreement and payment to CNB. We plan to close the offering upon the sale of 850,000 shares or on ___________, 2002, whichever occurs first, however, we may, at our discretion, end the offering sooner or extend it for additional periods but not beyond December 31, 2002. If we are unable to sell 510,000 shares by December 31, 2002, or if we fail to receive final approval from the Office of the Comptroller of the Currency to operate Citizens National Bank as a national bank, the escrow agent will promptly return to investors all subscription proceeds, along with any interest earned.


How to Subscribe

     If you desire to purchase at least 100 shares of our common stock you should:

     1. Complete, date and sign the subscription agreement you received with this prospectus;
     2. Make a check, bank draft or money order payable to "Community Bankers' Bank, Escrow Account for CNB Bancorp, Inc." in an amount equal to the subscription price of $10.00 times the number of shares you wish to purchase; and

     3. Deliver the completed subscription and payment to CNB at the following address:

                               Douglas A. Chesson
                      President and Chief Executive Officer
                                CNB Bancorp, Inc.
                          70 E. Windsor Blvd., Suite B
                                Windsor, VA 23487


     You will not be able to revoke your subscription after you have delivered your executed subscription agreement and payment to CNB. However, we reserve the right, in our sole discretion, to accept or reject any subscription, in whole or in part for any reason whatsoever, and no subscription agreement is binding on us until accepted. If the offering is over-subscribed, we reserve the right to give preference to subscribers who are residents of the Western Tidewater area of Virginia, our principal market area. We also reserve the right to accept subscriptions on a first-come, first-serve basis or on a prorated basis if we receive subscriptions for more than 850,000 shares. If we do not accept all or a portion of a subscription, we will return the unaccepted portion of your subscription funds without interest.


     We will notify you promptly following the closing of the offering whether your subscription has been accepted.

     If you have any questions about the offering or how to subscribe, please call Doug Chesson, our President and Chief Executive Officer, at (757) 242-4422. You should retain a copy of the completed subscription agreement for your records. You must pay the subscription price at the time you deliver your subscription agreement. For more information, see "The Offering," page __.

Location of Offices

                  Our temporary office is currently located at:

                          70 E. Windsor Blvd., Suite B
                             Windsor, Virginia 23487
                                 (757) 242-4422

                    Our permanent office will be located at:

                               11407 Windsor Blvd.
                                Windsor, VA 23487


     Our permanent office will have approximately 6,000 square feet of finished office space with room for expansion. It will be constructed on a 2.0 acre site located at a relatively new intersection with a stop light at the entrance to a Food Lion grocery store on the east side of the Town of Windsor on Windsor Blvd. , also known as Highway 460. We plan to begin our operations in the second quarter of 2002 in a temporary facility at this site and anticipate that construction of our permanent facility will begin in the first quarter of 2002 and be completed by the end of the first quarter of 2003.

                                  RISK FACTORS

     The following describes what we believe are the material risks of an investment in our common stock. An investment in our common stock involves a significant degree of risk and you should not purchase any common stock unless you can afford to lose your entire investment. Please carefully read the entire prospectus, including the cautionary statements following these risk factors regarding the use of forward-looking statements, before deciding to invest in this offering.

We have no operating history upon which to base an estimate of our future earning prospects.

     Neither CNB nor Citizens National Bank has any operating history on which to base any estimate of their future earning prospects. Because Citizens National Bank has not yet opened, you will not have access to historical financial data and similar information that would be helpful in deciding whether to invest in CNB.

You may not recover all or any part of your investment if we do not become profitable.

     Typically, most new banks incur substantial start-up expenses, are not profitable in the first year of operation and, in some cases, are not profitable for several years or at all. If we are ultimately unsuccessful, you may not recover all or any part of your investment in our common stock. Our profitability will depend on our ability to develop a quality loan portfolio and a core deposit base, both of which may take several years to develop. Additionally, many of Citizens National Bank's loans initially will be unseasoned, new loans to new borrowers. Accordingly, it will take several years to determine the borrowers' payment histories, and as a result, management will not be able to evaluate reliably the quality of the loan portfolio until that time. See "Management's Discussion and Analysis of Financial Condition and Plan of Operations," page ___.

Failure to implement our business strategies may adversely affect our financial performance.

     If we cannot implement our business strategy, we will be hampered in our ability to develop our business and serve our customers, which could have an adverse affect on our financial performance. We have developed a business plan that details the strategy that we intend to implement in our efforts to achieve profitable operations. Further, even if these strategies are successfully implemented they may not have the favorable impact on operations that we anticipate. See "Proposed Business -- Business Strategy," page ___.

We depend on the services of a number of key personnel, and the loss of any of these personnel could disrupt our operations and result in reduced revenues.

     We will be a relationship-driven organization. Our growth and development will depend in large part on the efforts of our senior officers, who will have primary contact with our customers and are extremely important in maintaining personal relationships with our customer base, a key aspect of our business, and in increasing our market presence. The unexpected loss of services of one or more of these key employees could have a material adverse effect on our operations and possibly result in reduced revenues. In particular, during the first few years of Citizens National Bank's operations, the loss of Doug Chesson, its Chief Executive Officer and President, could destabilize the new organization. We have purchased key man life insurance on the life of Mr. Chesson, which would provide Citizens National Bank with $750,000 in the event of his death, however, we may lose the benefit of Mr. Chesson's services under other circumstances, such as his disability or decision to leave the bank, for which no insurance proceeds would be received.

     Additionally, the loss of service of one or more of the members of the board of directors could adversely affect our operations. Our directors' community involvement, diverse backgrounds and extensive local business relationships are important to our success and, therefore, our business and growth could be adversely affected by any material changes in the composition of our board of directors. See "Management," page __.

We will face competition from Farmers Bank, a community bank in our market area, which may adversely affect our financial performance.

     There is an established community bank, Farmers Bank, already operating in the market area in which we intend to operate. Our success is dependent on our ability to attract depositors and borrowers in the Isle of Wight County/Suffolk area as a community bank. However, Farmers Bank, as a community bank operating in our market area, is already providing the type of personal service and direct access to decision makers that we intend to provide as a community bank. Accordingly, even if depositors and borrowers in our market area are dissatisfied with banking with larger banks and banking organizations, it may be difficult to attract and/or retain new customers if we are not able to compete effectively with Farmers Bank. In the event that we are not able to attract and/or retain customers in our market area that desire to bank with a community bank, we will not be able to achieve profitability as soon as we anticipated.

A delay in beginning Citizens National Bank's operations will result in additional losses.

     Any delay in the opening of Citizens National Bank will increase our pre-opening expenses and postpone our receipt of potential revenues. As of December 31, 2001, we had an accumulated loss of $232,880.92, and this amount will continue to grow until Citizens National Bank is open for business and is able to operate profitably. This could cause our accumulated losses to increase as a result of continuing operating expenses, such as salaries and other administrative expenses, and our lack of revenue. Although we intend to open Citizens National Bank in the second quarter of 2002, if we do not receive the necessary regulatory approvals, Citizens National Bank's opening may be delayed or may not occur at all.

If final regulatory conditions are not satisfied, we may dissolve and liquidate and you may only receive a portion, if any, of your investment.

     Although we will have received final regulatory approval to operate Citizens National Bank as a national bank from the Office of the Comptroller of the Currency prior to the closing of the offering, we will not receive final approval to open Citizens National Bank until we comply with all of the policies and regulations imposed on new banks by federal regulatory agencies. These final approvals may not be granted in a timely manner if at all and the closing of this offering is not conditioned upon the opening of Citizens National Bank.

     If we do not receive final regulatory approval to open Citizens National Bank, we anticipate that we will dissolve CNB. If we dissolve CNB after the close of the offering, you will receive only a portion, if any, of your investment because we will have used the proceeds of the offering to pay offering, organizational and pre-opening expenses and capital costs incurred through the time that we dissolve.

Our net interest income may decrease if competition for customers causes us to pay higher interest rates on our deposits or charge lower rates on our loans than our competitors' rates.

     We will encounter strong competition for customers from existing banks and other types of financial institutions including internet banks. We may find it necessary to pay higher rates of interest on our deposits or charge lower rates on our loans than our competitors in order to attract customers. In addition, if interest rates remain low, it may be difficult for us to develop and maintain an adequate net interest margin, which would adversely affect our net interest income. Some of our competitors have been in business for a long time and all of our competitors have greater financial and personnel resources than we will have. Many of our competitors offer services, such as extensive and established branch networks and trust services, that we either do not expect to provide or will not provide for some time. In addition, competitors that are not depository institutions are generally not subject to the extensive regulations that will apply to Citizens National Bank. See "Proposed Business -- Market Opportunities -- Competition," page __.

We will encounter technological change, and we may have fewer resources than many of our competitors to invest in technological improvements.

     The financial services industry is undergoing rapid technological changes, with frequent introductions of new technology-driven products and services. The effective use of technology will be an important part to maintaining efficiency and enabling Citizens National Bank to control its costs. Our future success will depend, in part, upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience, as well as to create efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements. We may not be able to effectively implement technology-driven products and services or be successful in marketing these products and services to our customers.

Changes in interest rates may decrease our net interest income.

     Our profitability will depend substantially on Citizens National Bank's net interest income, which is the difference between the interest income earned on its loans and other assets and the interest expense paid on its deposits and other liabilities. A large change in interest rates may significantly decrease our net interest income and eliminate our profitability. Most of the factors that cause changes in market interest rates, including economic conditions, are beyond our control. While we intend to take measures to minimize the effect changes in interest rates will have on our net interest income and profitability, these measures may not be effective. Currently, interest rates are extremely low. If interest rates continue to remain low, it will be difficult for us to develop and maintain an adequate net interest margin, which would adversely affect our net interest income. See "Management's Discussion and Analysis of Financial Condition and Plan of Operations -- Liquidity and Interest Rate Sensitivity," page __.

An economic downturn may reduce our deposit base and the demand for our financial products and may decrease our earnings.


     The majority of Citizens National Bank's borrowers and depositors will be individuals and businesses located and doing business in the Western Tidewater area of Virginia. Citizens National Bank's success will depend on the general economic conditions in the Western Tidewater area, and to some extent, the entire Hampton Roads area, which we cannot predict with certainty. For example, we are currently experiencing a downturn in the national economy, and it is possible that this downturn may negatively affect the Hampton Roads economy. Additionally, because of its large military population, the Hampton Roads economy is particularly vulnerable during times of military conflict, such as the current engagement in Afghanistan, as a result of deployment of naval personnel and the associated reduction in the consumer population. An economic downturn could reduce our deposit base and the demand for our financial products and may negatively impact our earnings. See "Proposed Business," page __.

We may be adversely affected by changes in government monetary policy.

     Citizens National Bank's business will be affected by the monetary policies established by the Board of Governors of the Federal Reserve System, which regulates the national money supply in order to mitigate recessionary and inflationary pressures. In setting its policy, the Federal Reserve may utilize techniques such as the following:

   . engaging in open market transactions in United States government securities;
   . setting the discount rate on member bank borrowings; and . determining reserve requirements.

These techniques may have an adverse affect on our deposit levels, net interest margin, loan demand or our business and operations.

We may not be able to attract large borrowers because our lending limits will be lower than many of our competitors.

     Assuming that our projections of our expenses prior to opening are accurate, Citizens National Bank's lending limit, which is based on its capital level, will be approximately $695,000 in the case of a minimum offering and approximately $829,000 in the case all shares offered by us are sold, both of which are lower than the lending limits of our competitors. Our lower lending limits may discourage potential large borrowers who have borrowing needs that exceed our limits. We will try to serve the needs of these borrowers by selling loan participations to other institutions, but this strategy may not succeed. Our ability to grow may be restricted if we are unable to attract these borrowers. See "Proposed Business -- Lending Services," page __.

We do not intend to pay dividends for several years. Our ability to pay dividends is limited and depends on Citizens National Bank's ability to pay dividends.

     Bank holding companies and national banks are both subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions and the need for CNB and Citizens National Bank to retain and build capital, it will be the policy of each of their boards of directors to reinvest earnings for the period of time necessary to help support the success of their operations. As a result, we do not plan to pay dividends until we recover all losses and become profitable. Initially, CNB will have no source of income other than dividends that it receives from Citizens National Bank. Our ability to pay dividends to you will depend on Citizens National Bank's ability to pay dividends to CNB. Our future dividend policy will depend on our earnings, capital requirements, financial condition and other factors that the boards of directors of CNB and Citizens National Bank consider relevant. See "Dividends," page __. Until we commence payment of dividends, the only return you could realize from an investment in our shares would be profit from the sale of your shares if you sold them at a price in excess of $10 per share. However, there is no assurance that the value of our shares will increase and/or that there will be any liquid market in which you could sell your shares.

We determined the offering price of $10.00 arbitrarily, and our shares' value will likely fluctuate after the offering.

     Because we do not have any history of operations, we determined the offering price of our shares arbitrarily. In Virginia, we believe most start-up banks and bank-holding companies have priced their initial stock offering at $10 per share, which is how we arrived at the $10 per share price.

     The offering price may not be indicative of the present or future value of our common stock. Additionally, the market price of our shares will be affected by our operating results, which could fluctuate greatly. These fluctuations could result from expenses of operating and expanding Citizens National Bank, trends in the banking industry, economic conditions in our market area, and other factors that are beyond our control. If our operating results are below expectations, the market price of our common stock would probably fall.

It is unlikely that an active trading market in our shares will develop after the offering, and it may be difficult for you to sell your shares.

     An active market for our stock will not likely develop after the offering because we will have a relatively small shareholder base and a relatively small number of shares outstanding. The shares will not be listed on any national listing service or traded on any securities exchange. You should consider carefully the limited liquidity of your investment before purchasing any shares of our common stock, including the possibility that you may not be able to liquidate this investment at all.

Government regulation may have an adverse affect on our profitability and growth.

     We will be subject to extensive state and federal government supervision and regulation. Our ability to achieve profitability and to grow could be adversely affected by federal banking laws and regulations that limit the manner in which we may make loans, purchase securities and pay dividends. These regulations are intended primarily to protect depositors, not shareholders. In addition, the burdens imposed by federal and state regulations may place us at a competitive disadvantage compared to competitors who are less regulated. Future legislation or government policy may also adversely affect the banking industry or our operations. See "Supervision and Regulation," page __.

Exercise of warrants and stock options will cause dilution to your ownership interest in CNB.


     Our organizing directors, executive officers, and employees may exercise warrants or options to purchase common stock, which would result in the dilution of your proportionate interests in CNB. Upon completion of this offering, we will issue to the organizing directors warrants to purchase up to an aggregate of 102,500 shares of common stock. These warrants would represent approximately 20% of the shares outstanding after the offering if a minimum offering is achieved, and would represent approximately 12% of the shares outstanding if all shares offered in this offering are sold. These warrants will vest in increments over four years and will be exercisable at a price of $10.00 per share.

     Additionally, we plan on adopting a stock incentive plan under which an amount equal to 15% of our outstanding common stock, or 76,500 shares and 127,500 shares, respectively, in the case of a minimum and maximum offering, will be available for grants to our executive officers and employees. Pursuant to his employment agreement, Doug Chesson will be granted options under this plan to purchase the number of shares of common stock equal to 5% of the number of shares sold in this offering, which will range from 25,500 to 42,500. Our board of directors may also grant additional options to other executive officers, employees and directors. These executive officers and employees will have the opportunity to profit from any rise in the market value of the common stock or any increase in our net worth. See "Executive Compensation," page ___.

     If all the organizing directors, including Mr. Chesson, exercise their warrants and options, they would acquire an additional 128,000 shares of common stock, in the case of a minimum offering, and 145,000 shares in the case of a maximum offering. Combined with shares these individuals intend to purchase in this offering, they would own an aggregate of 230,500 shares, or 36% of CNB's common stock, in the case of a minimum offering, and 247,500 shares, or 25% of CNB's common stock, in the case of a maximum offering.

We may not be able to raise additional capital.

     If we need additional capital in the future to support our business, expand our operations or maintain our minimum capital requirements, we may not be able to raise additional funds through the issuance of additional shares of common stock or other securities. Even if we are able to obtain additional capital through the issuance of additional shares of common stock or other securities, we may not issue these securities at prices or on terms better than or equal to the offering price and terms of this offering. The issuance of new securities could also dilute your ownership interest in CNB.

If our articles of incorporation and bylaws deter a change in control, you may be deprived of an opportunity to sell your shares at a premium over market prices.

     Our articles of incorporation and bylaws contain provisions that may deter an attempt to change or gain control of CNB. As a result, you may be deprived of opportunities to sell some or all of your shares at prices that represent a premium over market prices. These provisions include the existence of staggered terms for our directors and the ability to designate and issue shares of preferred stock without the consent of our shareholders. Preferred stock, when issued, may rank senior to common stock with respect to voting rights, payment of dividends, and amounts received by shareholders upon liquidation, dissolution, or winding up. The existence of rights which are senior to common stock may reduce the price of our shares of common stock. We do not have any plans to issue any shares of preferred stock at this time. See "Anti-Takeover Provisions in Articles of Incorporation," page __.

Our directors and officers could have the ability to influence shareholder actions.

     We anticipate that after this offering, our directors and executive officers will directly or indirectly own 102,500 shares which would represent approximately 20% of the shares outstanding after the offering if a minimum offering is achieved, and would represent approximately 12% of the shares outstanding if all shares offered in this offering are sold. We will also issue to these individuals warrants to purchase up to an aggregate of 102,500 shares of our common stock for a price of $10.00 per share. Additionally, these persons may acquire additional shares of common stock in the offering or after the offering, which will increase their ownership percentage. Accordingly, these individuals will be able to significantly influence the outcome of the vote on any matters submitted to a vote of our shareholders.

                  CAUTION REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements concerning CNB and Citizens National Bank and their operations, performance, financial conditions, and likelihood of success. Forward-looking statements are based on many assumptions and estimates and include statements about the competitiveness of the banking industry, potential regulatory obligations, our business strategies and other statements that are not historical facts. When used in this prospectus, the words "may," "would," "could," "will," "expect," "anticipate," "believe," "intend," "plan," and "estimate," and similar expressions generally identify forward-looking statements. Because forward-looking statements involve risks and uncertainties that are beyond our control, our actual results may differ materially from those expressed in the forward-looking statements. The most significant of these risks, uncertainties, and other factors are discussed under the heading "Risk Factors" beginning on page ___ of this document. We urge you to carefully consider these factors prior to making an investment in our common stock.

                                  THE OFFERING

General

     We are offering a minimum of 510,000 shares and a maximum of 850,000 shares of our common stock for a price of $10.00 per share, for an aggregate minimum offering price of $5.1 million and an aggregate maximum offering price of $8.5 million. We anticipate that our organizing directors will collectively purchase 102,500 of the 850,000 shares of common stock available in this offering. Any purchases by our organizing directors will count toward achieving the minimum offering of 510,000 shares. No investor in this offering may purchase more than 42,500 shares, and the minimum purchase will be 100 shares, although we may at our discretion accept subscriptions for more or less shares.


Management's Purchases

     Our organizing directors intend to purchase an aggregate of 102,500 shares of the 850,000 shares of common stock available in this offering, which would represent approximately 20% of the shares outstanding after the offering if a minimum offering is achieved, and would represent approximately 12% of the shares outstanding if all shares offered in this offering are sold. We reserve the right to sell additional shares to our organizing directors, particularly if additional subscriptions are necessary to achieve the minimum offering. We hope to sell the remaining shares to individuals and businesses within the Western Tidewater area who share our desire to support a new community bank.


Organizing Director Warrants/Options

     To compensate our organizing directors for their financial risk and efforts in organizing CNB and Citizens National Bank, they each will receive a warrant to purchase one share of common stock at $10.00 per share for each share that they purchase in this offering for which they are the beneficial holder, up to an aggregate of 102,500 shares. Additionally, we plan to adopt a stock incentive plan to attract and motivate our executive officers and employees. The plan will permit the issuance of options for up to 15% of CNB's outstanding common stock, which would be 76,500 shares in the case of a minimum offering and 127,500 shares in the case of a maximum offering.


Offering Period

     We plan to close the offering upon the sale of 850,000 shares or on ___________, 2002, whichever occurs first, however, we may, at our discretion, end the offering sooner or extend it for additional periods but not beyond December 31, 2002. If we are unable to sell 510,000 shares by December 31, 2002 or if we fail to receive final approval from the Office of the Comptroller of the Currency to operate Citizens National Bank as a national bank, the escrow agent will promptly return to investors all subscription proceeds, along with any interest earned.

Subscription Agreement


     As indicated below under "How to Subscribe," each investor desiring to purchase shares of our common stock should complete and return the subscription agreement he received with this prospectus along with payment in an amount equal to the subscription price of $10.00 times the number of shares they wish to purchase. You will not be able to revoke your subscription after you have delivered your executed subscription agreement and payment to CNB.

Escrow

     We will promptly deposit all offering proceeds in an escrow account with Community Bankers' Bank, Richmond, Virginia, the escrow agent. The escrow agent will invest the subscription proceeds directly in, or in a mutual fund consisting solely of, United States government securities and/or in deposit accounts or certificates of deposit that are fully insured by the FDIC or another agency of the United States government. The escrow agent will not investigate the desirability or advisability of an investment in CNB and has not approved, endorsed, or passed upon the merits of the common stock.

Release from Escrow

     Subscription proceeds will be released from escrow to CNB upon the occurrence of both of the following events:


     . CNB has received subscriptions and subscription proceeds, including any subscriptions received from our organizational directors, for an aggregate of at least 510,000 shares of common stock; and


     . CNB has obtained final regulatory approval for Citizens National Bank to operate as a national bank.

     If we are unable to sell 510,000 shares by December 31, 2002 or fail to receive final approval from the Office of the Comptroller of the Currency to operate Citizens National Bank as a national bank, the escrow agent will promptly return to investors all subscription proceeds, along with any interest earned.

Plan of Distribution

     The shares of common stock will be offered and sold on a "best efforts" basis only by Doug Chesson, our President and Chief Executive Officer. He will market the shares by conducting a mass mailing of the final prospectus to a list of friends, business associates, and acquaintances developed by our organizing directors. Additionally, Mr. Chesson intends to hold several question and answer sessions for prospective investors, and may elect to selectively follow- up with some of the potential investors by telephone.

     Mr. Chesson will register with the Virginia State Corporation Commission as our agent to sell the shares in the offering. However, he will be exempt from registration as a broker under the federal securities laws pursuant to Rule 3a4-1 of the Securities Exchange Act of 1934. This rule exempts Mr. Chesson from being deemed a broker under the federal securities laws because, among other things, he will not receive any commissions or other remuneration in connection with his selling efforts, he is not, and has not recently been associated with a securities broker or dealer, and he will have substantial duties to perform for us after the offering that do not relate to his selling efforts. Mr. Chesson will be reimbursed for the reasonable expenses he incurs in selling our shares.

     This offering is not underwritten, and as of the date of this prospectus, we have not employed any broker, dealer or salesman in connection with this offering. We reserve the right to enlist the assistance of an underwriter or placement agent to place the shares. If we do elect to use an underwriter or placement agent, the total proceeds to us could be reduced on shares sold by that firm by an amount of up to 7%.

Arbitrary Offering Price

     We determined the offering price for our shares arbitrarily and without reference to any historical financial performance or results of operations. In Virginia, we believe many start-up banks and bank-holding companies have priced their initial offering of equity at $10 per share, which is how we arrived at the $10 per share price in this offering. There were no shares outstanding prior to the offering, and we have no operating history. The offering price may not be indicative of the present or future value of our common stock. See "Risk Factors
- We determined the offering price of $10 arbitrarily, and our shares' value will likely fluctuate after the offering," page __.

How to Subscribe

     If you desire to purchase at least 100 shares of our common stock you should:

     1. Complete, date and sign the subscription agreement you received with this prospectus;
     2. Make a check, bank draft or money order payable to " Community Bankers' Bank, Escrow Account for CNB Bancorp, Inc." in an amount equal to the subscription price of $10.00 times the number of shares you wish to purchase; and

     3. Deliver the completed subscription and payment to CNB at the following address:

                               Douglas A. Chesson
                      President and Chief Executive Officer
                                CNB Bancorp, Inc.
                          70 E. Windsor Blvd., Suite B
                                Windsor, VA 23487


     You will not be able to revoke your subscription after you have delivered your executed subscription agreement and payment to CNB. However, we reserve the right, in our sole discretion, to accept or reject any subscription, in whole or in part for any reason whatsoever, and no subscription agreement is binding on us until accepted. If the offering is over-subscribed, we reserve the right to give preference to subscribers who are residents of the Western Tidewater area of Virginia, our principal market area. We also reserve the right to accept subscriptions on a first-come, first-serve basis or on a prorated basis if we receive subscriptions for more than 850,000 shares. If we do not accept all or a portion of a subscription, we will return the unaccepted portion of your subscription funds without interest.


     We will notify you promptly following the closing of the offering whether your subscription has been accepted.

     If you have any questions about the offering or how to subscribe, please call Doug Chesson, our President and Chief Executive Officer, at (757) 242-4422. You should retain a copy of the completed subscription agreement for your records. You must pay the subscription price at the time you deliver your subscription agreement.

                                 USE OF PROCEEDS

     We estimate that the net proceeds of the offering will be $5,010,000, and $8,410,000 in the case of our sale of the minimum and maximum offerings, respectively, after deducting the estimated offering expenses of $90,000. The following tables illustrate how we intend to use the proceeds of this offering in the case of the minimum and maximum offerings.

                             Use of Proceeds by CNB


                                                                              Minimum              Maximum
                                                                             Offering             Offering
                                                                        -------------------  -------------------
Purchase the capital stock of Citizens National Bank..................        $5,000,000           $5,875,000
Reimburse CNB Bancorp, LLC for payment of offering expenses...........            90,000(1)            90,000(1)
Working Capital.......................................................            10,000            2,535,000
                                                                              ----------           ----------
                Total.................................................        $5,100,000           $8,500,000
                                                                              ==========           ==========

     As required to receive the OCC's final approval to operate Citizens National Bank as a national bank, CNB will purchase the capital stock of Citizens National Bank after the closing of the offering for $5.0 million, or $5.875 million if the maximum offering is achieved. Citizens National Bank intends to use the capital it will receive from CNB for the following purposes:

                    Use of Proceeds by Citizens National Bank

                                                                            Minimum             Maximum
                                                                           Offering             Offering
                                                                      -------------------  ------------------
Reimburse CNB Bancorp, LLC for organizational
   and pre-opening expenses.........................................        $  347,000(2)       $  347,000(2)
Reimburse CNB Bancorp, LLC for land purchase........................           306,000(3)          306,000(3)
Construction of office building.....................................         1,220,000           1,220,000
Furniture, fixtures and equipment for the office....................           466,000             466,000
Funds to be used for loans to customers, investments and other
 general purposes...................................................         2,661,000           3,536,000
                                                                            ----------          ----------
                Total...............................................        $5,000,000          $5,875,000
                                                                            ==========          ==========

______________________
(1) Our operations through the closing of the offering have been and will continue to be funded by and conducted through CNB Bancorp, LLC, a limited liability company formed by our organizing directors. Upon the closing of the offering, CNB will reimburse CNB Bancorp, LLC for the amount of the offering expenses.

(2) Citizens National Bank will reimburse CNB Bancorp, LLC for its payment of Citizens National Bank's organizational and pre-opening expenses. These expenses primarily consist of salaries and benefits, consulting, legal, professional and regulatory fees and expenses, office rent and travel expenses. As of October 31, 2001, CNB Bancorp, LLC had incurred expenses totaling $154,000, and we anticipate that it will incur additional expenses of $193,000 prior to the opening of Citizens National Bank. CNB Bancorp, LLC obtained a line of credit to pay a portion of these expenses, and our organizing directors advanced an aggregate amount of $97,500 to pay a portion of these expenses for which they will be repaid by CNB Bancorp, LLC. The total amount available on the line of credit to CNB Bancorp, LLC is $750,000, of which approximately $433,739.06 was outstanding at December 31, 2001. This loan has been guaranteed by our organizing directors, bears interest at the Prime Rate as published by the Wall Street Journal, less .5%, and is due on August 14, 2002. As of December 31, 2001, the interest rate on the line of credit was 4.25%, and advances to CNB Bancorp, LLC from our organizing directors totaled $97,500.

(3) Citizens National Bank will reimburse CNB Bancorp, LLC for its payment of the purchase price in connection with the purchase of the land for the site of our office and for the costs it incurred in purchasing our computer equipment, which as of October 31, 2001 totaled $306,000. As in the case of our organizational and pre-opening expenses, CNB Bancorp, LLC paid a portion of these capital expenditures from funds drawn on the line of credit and a portion from advances from our organizing directors.

     We plan to use our working capital principally to maintain appropriate liquidity. We plan to use any amounts not utilized for liquidity to pay operating expenses, provide additional capital for Citizens National Bank and for other general purposes. Our anticipated allocation of working capital could change if we are faced with unexpected liquidity issues.

     Until we apply the net proceeds of this offering to the specific purposes described above, we plan to invest the net proceeds in short-term, investment-grade securities, certificates of deposit or guaranteed obligations of the United States government.

                                 CAPITALIZATION

     The following table shows CNB's capitalization as of October 31, 2001 and its pro forma consolidated capitalization, as adjusted to give effect to the receipt of the net proceeds from the sale of 510,000 and 850,000 shares of common stock in the case of a minimum and maximum offering, respectively.


     Upon CNB's incorporation, G. Stewart Tyler, the chairman of our board of directors, purchased one share of our common stock at the price of $10.00. The number of shares shown as outstanding after giving effect to the offering, and the book value of those shares, do not include shares of common stock issuable upon the exercise of warrants granted to our organizing directors or the exercise of options that may be granted under the stock incentive plan that we intend to adopt after the offering. For additional information regarding the number and terms of these warrants and options, see "Executive Compensation -- Organizing Directors' Shares and Warrants" and "Stock Incentive Plan," page ___.



Shareholders' Equity                                                Actual                 As Adjusted             As Adjusted
---------------------------------------------------------------------------------------------------------------------------------
                                                                                             (Minimum                (Maximum
                                                                                            Offering)               Offering)

Preferred stock, par value not stated; 1,000,000 shares
  authorized, no shares issued and outstanding.........            $        0.00            $        0.00           $        0.00
Common stock, par value $0.01; 10,000,000
  shares authorized; 1 share issued and
  outstanding; 510,000 and 850,000 shares, in the
  case of minimum or maximum offering, issued
  and outstanding as adjusted..........................                      .01                 5,100.00                8,500.00
Additional paid-in capital(1)..........................                     9.99             5,004,900.00            8,401,500.00
Accumulated deficit (2)................................              (154,000.00)             (154,000.00)            (154,000.00)
     Total shareholders' equity........................             ($153,990.00)           $4,856,000.00           $8,256,000.00
                                                                   =============            =============           =============
Book value per share(3)................................                      N/A            $        9.52           $        9.71
                                                                                            =============           =============

_________________________

(1) The expenses of the offering will be charged against this account. We estimate that the offering expenses will be $90,000, which includes legal, accounting and printing expenses and registration fees. We have assumed that no fees will be paid to broker/dealers.

(2) This deficit reflects organizational and pre-opening expenses incurred through October 31, 2001 by CNB Bancorp, LLC consisting primarily of salaries and benefits, consulting, legal, professional and regulatory fees and expenses, office rent and travel expenses which will be reimbursed by Citizens National Bank after it is capitalized by CNB.

(3) After giving effect to the receipt of the net proceeds from this offering, there is an immediate dilution in the book value per share of $.48, or $.29, in the case of a minimum or maximum offering, resulting from recognition of organizational and pre-opening expenses through October 31, 2001 incurred by CNB Bancorp, LLC which will be reimbursed by CNB and Citizens National Bank after it is capitalized by CNB and charging the offering expenses against additional paid-in capital.

                                    DIVIDENDS

     Initially, we intend to retain all of our earnings to support our operations and to expand our business. Both CNB and Citizens National Bank are subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions and the need for CNB and Citizens National Bank to retain and build capital, we do not plan to pay dividends until we recover losses incurred during our initial operations and become profitable. Our payment of future dividends and dividend policy will depend on the earnings, capital requirements and financial condition of CNB and Citizens National Bank and on other factors that our board of directors considers relevant. See "Supervision and Regulation - Dividends," page _____.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                               PLAN OF OPERATIONS

     CNB was organized on November 12, 2001 to serve as a holding company for Citizens National Bank, a proposed national bank. Since it was organized, CNB's main activities have been centered on organizing a bank and a bank holding company and raising equity capital through this offering.


     Our operations from April 23, 2001 through the opening of Citizens National Bank have been and will continue to be funded by and conducted through CNB Bancorp, LLC, a limited liability company formed by our organizing directors. CNB Bancorp, LLC has and will continue to pay our organizational and pre-opening expenses and capital costs from funds it received as advances from our organizing directors and from funds drawn on its line of credit. The total amount available on the line of credit to CNB Bancorp, LLC is $750,000. As of December 31, 2001, $433,739.06 was outstanding on this line of credit, $306,000 of which was attributable to the purchase of the land for the site of our office and for the costs it incurred in purchasing our computer equipment. This loan has been guaranteed by the organizing directors, bears interest at the Prime Rate as published in the Wall Street Journal, less .5%, and is due on August 14, 2002. As of December 31, 2001 the interest rate on the line of credit was 4.25%, and advances to CNB Bancorp, LLC from the organizing directors totaled $97,500. After CNB invests its capital in Citizens National Bank, Citizens National Bank will reimburse CNB Bancorp, LLC for the amount of its expenditures allocable to Citizens National Bank, and we will reimburse CNB Bancorp, LLC for the amount of its expenditures allocable to CNB. See "Use of Proceeds," page _____.


     From April 23, 2001 through October 31, 2001, and assuming that Citizens National Bank had already reimbursed CNB Bancorp, LLC for its payment of our organizational and pre-opening expenses, CNB's net loss would amount to $153,841. We estimate that the net loss from April 23, 2001, our date of inception, through the second quarter of 2002, the anticipated opening date of Citizens National Bank, will be $347,000, which is attributable to the following estimated noninterest expenses:


Salaries and benefits................................................. $161,000
Consulting, legal, professional and regulatory fees and expenses......  140,000
Travel Expenses.......................................................   30,000
Rent Expenses.........................................................    6,000
Miscellaneous.........................................................   10,000
                                                                       --------
        Total......................................................... $347,000
                                                                       ========

     Currently we are leasing a temporary office for $300 per month. We intend to begin our banking operations in the second quarter of 2002 at a temporary modular facility that will be located on the site for our permanent office building. We plan to lease the modular facility at a monthly rate of approximately $3,000, and continue to lease our temporary office, until the completion of the construction of our permanent facility. We intend to construct a permanent office of approximately 6,000 square feet of finished office with space for expansion. Citizens National Bank will fund the construction of the office building with the capital that it receives from CNB after the close of this offering.

Liquidity and Interest Rate Sensitivity

     Since CNB has been in the organizational stage, there are no results to present at this time. Nevertheless, once Citizens National Bank begins operations, net interest income, CNB's primary source of earnings, will fluctuate with significant interest rate movements. To lessen the impact of these margin swings, we intend to structure the balance sheet so that repricing opportunities exist for both assets and liabilities in roughly equal amounts at approximately the same time intervals. Imbalances in these repricing opportunities at any point in time constitute interest rate sensitivity.

     Interest rate sensitivity refers to the responsiveness of interest-bearing assets and liabilities to change in market interest rates. The rate sensitive position, or gap, is the difference in the volume of rate sensitive assets and liabilities at a given time interval. The general objective of gap management is to manage rate sensitive assets and liabilities in order to reduce the impact of interest rate fluctuations on net interest income. We will generally attempt to maintain a balance between rate sensitive assets and liabilities as the exposure period is lengthened to minimize Citizens National Bank's overall interest rate risks.

     We will evaluate regularly the balance sheet's asset mix in terms of several variables: yield, credit quality, appropriate funding sources and liquidity. To manage effectively the balance sheet's liability mix, we plan to focus on expanding our deposit base and converting assets to cash as necessary.

     As Citizens National Bank continues to grow, we will continuously structure its rate sensitivity position in an effort to hedge against rapidly rising or falling interest rates. Citizens National Bank's Asset and Liability Management Committee will meet on a quarterly basis to develop a strategy for the upcoming period. The committee's strategy will include anticipating future interest rate movements.

     Liquidity represents the ability to provide steady sources of funds for loan commitments and investment activities, as well as to maintain sufficient funds to cover deposit withdrawals and payment of debt and operating obligations. We can obtain these funds by converting assets to cash, by attracting new deposits, or by seeking alternate sources of funding such as those provided by the Federal Home Loan Bank. Citizens National Bank's ability to maintain and increase deposits will serve as its primary source of liquidity.

     We know of no trends, demands, commitments, events or uncertainties that should result in or are reasonably likely to result in CNB's liquidity increasing or decreasing in any material way in the foreseeable future, other than this offering.

Capital Adequacy

     There are now two primary measures of capital adequacy for banks and bank holding companies: (1) risk-based capital guidelines and (2) the leverage ratio.

     The risk-based capital guidelines measure the amount of a bank's required capital in relation to the degree of risk perceived in its assets and its off-balance sheet items. Under the risk-based capital guidelines, capital is divided into two "tiers." Tier 1 capital consists of common shareholders' equity, noncumulative and cumulative perpetual preferred stock and minority interests. Goodwill is subtracted from the total. Tier 2 capital consists of the allowance for loan losses, hybrid capital instruments, term subordinated debt and intermediate term preferred stock. Banks are required to maintain a minimum risk-based capital ratio of 8.0%, with at least 4.0% consisting of Tier 1 capital.

     The second measure of capital adequacy relates to the leverage ratio. The Office of the Comptroller of the Currency has established a 3.0% minimum leverage ratio requirement. The leverage ratio is computed by dividing Tier 1 capital into total assets. In the case of Citizens National Bank and other banks that have not received the highest regulatory rating by their primary regulator, the minimum leverage ratio should be 3.0% plus an additional cushion of at least 1% to 2%, depending upon risk profiles and other factors.

     The Federal Reserve Board of Governors, the Office of the Comptroller of the Currency and the FDIC recently established a new rule that adds a measure of interest rate risk to the determination of supervisory capital adequacy. In connection with this new rule, the agencies have also proposed a measurement process to measure interest rate risk. Under this proposal, banks would report all items on the balance sheet, as well as off-balance sheet items, according to maturity, repricing dates and cash flow characteristics. The bank would then multiply its reporting position by duration-based risk factors and weight its position according to rate sensitivity. The appropriate supervisory agency would assess capital adequacy using this net risk weighted position. The objective of this complex proposal is to determine a bank's sensitivity to various rising and falling interest rate scenarios.

     We believe that the net proceeds of this offering will satisfy our cash requirements for at least the three-year period following the opening of Citizens National Bank. Accordingly, we do not anticipate that it will be necessary to raise additional funds to operate CNB or Citizens National Bank over the next three years, however, if our expansion plans accelerate, we may elect to do so. For additional information about planned expenditures, see "Use of Proceeds," page ____. For additional information about our plan of operations, see "Proposed Business," page _____.

                                PROPOSED BUSINESS

Background


     CNB. We incorporated CNB as a Virginia corporation on November 12, 2001, to serve as a bank holding company that will hold all of the outstanding capital stock of Citizens National Bank, a proposed new national bank. As required by the OCC in order to receive final approval to operate Citizens National Bank as a national bank, CNB plans to use $5.0 million , or $5.875 million if the maximum offering is achieved, of the net proceeds of this offering to purchase the capital stock of Citizens National Bank. Initially, we will have no business operations other than owning and managing Citizens National Bank. We have applied to the Federal Reserve Board for prior approval to become a bank holding company, and registered with the Virginia Bureau of Financial Institutions to become a Virginia bank holding company.


     We have chosen this holding company structure because we believe it will provide flexibility that would not otherwise be available. Subject to Federal Reserve Board debt guidelines, through a holding company structure, we can assist Citizens National Bank in maintaining its required capital ratios by borrowing money and contributing the proceeds to Citizens National Bank as primary capital. Additionally, under provisions of the Gramm-Leach-Bliley Act, a holding company may engage in activities that are financial in nature or incidental or complementary to a financial activity including some insurance transactions, real estate development activities and merchant banking activities, which a bank may not do. Although we do not presently intend to engage in activities other than operating Citizens National Bank, we will be able to do so with a proper notice or filing to the Federal Reserve if we believe that there is a need for these services in our market area and that these activities could be profitable.

     Citizens National Bank. In September 2001, we filed an application with the Office of the Comptroller of the Currency to organize Citizens National Bank and with the FDIC to obtain insurance for its deposits. On January __, 2002 we received preliminary approval of our application from the Office of the Comptroller of Currency, and final approval of our application has been conditioned upon our raising the minimum capital required by the OCC, receipt of FDIC approval, and the implementation of proper bank regulatory policies and procedures. Subject to receiving final regulatory approvals from these agencies, we plan to open the bank in the second quarter of 2002, and will engage in a general commercial and consumer banking business as described below.

Market Opportunities

     Primary Service Area. Our initial primary service area will consist of the 15-mile radius surrounding our main office location in the Town of Windsor, Virginia. This area includes all of the County of Isle of Wight, the Cities of Franklin and Suffolk, and portions of Southampton, Surry and Sussex Counties.

     We believe an attractive opportunity exists in the Isle of Wight County/Suffolk area for a new local bank that focuses on the community and provides responsive, personalized service to individuals and local businesses. Currently, our proposed primary service area is serviced by 13 financial institutions with 28 banking offices. Almost all of these institutions are large national, regional or super-regional banks. With the exception of one local bank, Farmers Bank, none of these financial institutions is headquartered in our primary service area. We believe that these large banks often lack the local leadership and decision-making authority necessary to provide efficient service to individuals and small- to medium-sized business customers. Many of our potential customers in the Isle of Wight/Suffolk area historically have enjoyed the personal service and direct access to decision makers typical of banking with a community bank. However, as several of the community banks in this market have merged into larger organizations and decision making has shifted to centralized management outside of our market area, many of these customers have experienced the aggravations associated with not being able to directly communicate with the decision makers and receive a prompt response to loan requests. In addition, many of the individuals in small- to medium-sized businesses that maintained banking relationships with other community banks that merged into larger regional organizations during the past year also are experiencing personnel changes at those institutions. In many cases, the personal relationships that they maintained with their loan officers or community bank presidents have been interrupted as a result of either the retirement or resignation of the bank officer or, in some cases, the reassignment of their accounts to regional banking representatives. Based on conversations with potential customers in our market area, we believe that many of these customers prefer the community banking environment and would welcome the opportunity to bank with a new local community bank so that they can discuss their borrowing needs directly with the bank's president or chief lending officer, and can receive prompt responses to lending requests.


     Isle of Wight County and the adjacent City of Suffolk are rapidly growing marketplaces with expanding economies that we believe will support the formation of Citizens National Bank. Isle of Wight County grew 18.7% during the last ten years, increasing its population from 25,053 in 1990 to 29,728 in 2000. Given its solid economic base, which includes five industrial parks, we believe that Isle of Wight County is positioned to continue this growth during the next ten years. In fact, the Hampton Roads Planning District Commission, which is charged with planning for the entire Hampton Roads region, predicts that the County will have the greatest percentage growth, at approximately 22.6%, of any political subdivisions in the region. The County is improving its water and sewer infrastructure in several areas, one of which includes the Highway 460 corridor leading from Suffolk to Windsor which includes the site on which we will operate Citizens National Bank.


     We believe the County plans to concentrate its growth in three areas, one of which includes the location where we intend to open Citizens National Bank. Currently, there is only one bank operating in the Town of Windsor. We believe that the County's contained growth strategy will act as the catalyst and facilitate growth of the Town of Windsor and Citizens National Bank. In fact, the presence of an additional bank should help growth of the area by supporting area businesses.

     Similarly, during the past ten years, the City of Suffolk experienced growth of 22.1%, with its population increasing from 52,143 in 1990 to 63,677 in 2000. Suffolk has a diversified economic base, and is experiencing extensive residential, commercial and industrial development in its northern Interstate 664 corridor.

     During 2001, the County of Isle of Wight, County of Southampton and the City of Suffolk experienced first hand the consolidation of banks in their area and the merger of community banks into regional and super-regional bank holding companies. James River Bankshares, Inc., a holding company headquartered in Suffolk, merged into First Virginia Banks, Inc. and United Community Bank merged with Peninsula Trust Bank, which then merged with F&M National, and BB&T ultimately acquired F&M National.

     As a community bank headquartered in Windsor, we will offer convenient service, local decision-making and competitively priced financial products. Additionally, by focusing our operations on the community we serve, we believe that we will be able to respond to changes in our market more quickly than large, centralized institutions.

     Competition. The banking business is highly competitive. There is an established community bank, Farmers Bank, already operating in our proposed market area. Our success is dependent on our ability to attract depositors and borrowers in the Isle of Wight County/Suffolk area as a community bank. However, Farmers Bank, as a community bank operating in our market area, is already providing the type of personal service and direct access to decision makers that we intend to provide as a community bank. Accordingly, even if depositors and borrowers in our market area are dissatisfied with banking with larger banks and banking organizations, it may be difficult to attract and/or retain new customers if we are not able to compete effectively with Farmers Bank.


     Citizens National Bank will compete with other commercial banks, savings and loan associations, credit unions, and money market mutual funds operating in the Isle of Wight/Suffolk market and elsewhere. According to information provided by the FDIC, as of June 30, 2000, the Isle of Wight/Suffolk area was serviced by 13 financial institutions with 28 offices. In aggregate these institutions held over $601 million in deposits as of June 30, 2000. Since June 30, 2000, three of these institutions have merged into other super-regional banks that also had offices in the market area. All of these competitors are well established in the area.

     All of our competitors have substantially greater resources and lending limits than Citizens National Bank will have and provide other services, such as extensive and established branch networks and trust services, that we either do not expect to provide or will not provide initially. As a result of these competitive factors, Citizens National Bank may have to pay higher interest rates to attract depositors or extend credit with lower interest rates to attract borrowers. See "Risk Factors," page _____.

Business Strategy

     Management Philosophy. Through our localized management and ownership we believe we will be uniquely situated to provide responsive service and quality financial products that are tailored to meet the needs of the individuals and small- to medium-size businesses, or businesses with annual revenues less than $1 million and who employ less than 30 people, located in the Western Tidewater area. We intend to sell most of the shares in this offering to individuals and entities working or living in our market area. We believe that local ownership and control will allow Citizens National Bank to serve customers more efficiently and will aid in Citizens National Bank's growth and success. Until recently, the Western Tidewater area enjoyed several community-owned banks, most of which have recently merged into super-regional financial institutions.

     We believe that the site we have selected to locate Citizens National Bank is well situated to benefit from the growth patterns of the City of Suffolk, the County of Isle of Wight and the Town of Windsor. In a report prepared by the Virginia Department of Transportation in June 2000, approximately 20,000 cars passed by this location each day. We believe the community will embrace and support the opportunity to engage into hometown community banking. Our strategy as an independent bank holding company will be carried out through the operations and growth of Citizens National Bank.

     Operating Strategy. In order to achieve the level of prompt, responsive service that we believe will be necessary to attract customers and to develop Citizens National Bank's image as a local bank with an individual focus, we will employ the following operating strategies:

 . Community-Oriented Board of Directors. Our board of directors consists of individuals who have lived and worked in the Isle of Wight/Suffolk area and will be sensitive and responsive to the needs of the community. Additionally, our board of directors represents a wide array of business experience and community involvement. We expect that the directors will bring substantial business and banking contacts to Citizens National Bank as a result of their experience and involvement.

 . Quality Employees. We are committed to hiring experienced and qualified staff and will attempt to attract individuals with experience in the Western Tidewater area.

 . Experience. We will assemble a senior management team that possesses extensive experience in the banking industry as well as substantial business and banking contacts in our target market of Western Tidewater. For example, CNB's President and Chief Executive Officer, Doug Chesson, has over 18 years of banking experience in our market area. See "Management," page _____.

 . Community Involvement. All of our officers and directors are active in the County of Isle of Wight, City of Suffolk, and the nearby Sussex and Southampton Counties. The continued active community involvement of our officers and directors will provide an opportunity to promote Citizens National Bank and its products and services.

 . Officer and Director Call Program. We intend to implement an active officer and director call program to promote Citizens National Bank's philosophy. In this program, directors will be encouraged to set up appointments with prospective customers. The director and a bank officer will attend the appointments with prospective customers in order to describe Citizens National Bank's products, services and philosophy. It is hoped that as a result of these visits, Citizens National Bank will obtain new depositors and borrowers, as well as spread its service message throughout our targeted market area.

 . Highly Visible Site. Citizens National Bank's office site is highly visible on Route 460 in the Town of Windsor. We believe this will create immediate name recognition and establish Citizens National Bank as a competitor.

 . Branching. Citizens National Bank intends to open a branch in its market area within three years. Branching will give Citizens National Bank the ability to diversify and provide convenient banking services to more of our market area.


 . Individual Customer Focus. Citizens National Bank will focus on providing individualized service and attention to its target customers, which include individuals and small- to medium-sized businesses with annual revenues less than $1 million and who employ less than 30 people. We will concentrate on establishing and maintaining long-term customer relationships. As our employees, officers and directors develop relationships with our customers, we will be able to respond to credit requests more quickly and be more flexible in approving loans based on collateral quality and personal knowledge of the customer's banking needs.


 . Local Decision Making. Our customers will enjoy a professional bank environment with access to their specific bank officer and management team. We will emphasize local decision-making with experienced bankers, attention to lower employee turnover, and professional and responsive service.


 . Focus on Under-Serviced Market Sector. We will focus on fulfilling the credit needs in the Western Tidewater area that are primarily in the industries of agriculture, manufacturing, real estate development, construction and medical services. We intend to attract such businesses based on relationships and our management's experience in lending to businesses in these industries. We believe that as a result of several mergers of community banks into super-regional banks, there is a void in the community banking market in the Western Tidewater area that we can successfully fill. We will also focus on small- to medium-sized businesses, or businesses with annual revenues less than $1 million and who employ less than 30 people, their employees, and Western Tidewater's residents.

     Growth Strategy. Because we believe that growth and expansion of Citizens National Bank's operations will be a significant factor in CNB's success, we plan to implement the following growth strategies:

 . Open Additional Branch. We intend to expand Citizens National Bank's presence in our market by opening a branch office during our third year of operations. We also plan to add branches in other strategic locations as appropriate. By adding these branches, Citizens National Bank will gain new channels through which it can build its deposit base and solicit new customers.

 . Attract Employees with Established Customer Relationships. We will seek to hire employees who have, through their experience in banking, established significant customer relationships. By hiring employees with established customer relationships, Citizens National Bank will be able to grow much more rapidly than it would if it were to hire employees who would require time to develop a customer base.

 . Allow Space for Expansion. Citizens National Bank will construct a main office building with sufficient room to allow for future expansion.

 . Offer Fee-Generating Products and Services. Citizens National Bank will offer banking related products to generate non-interest income, such as offering fixed rate mortgages to be sold on the secondary market.

Lending Services


     Lending Policy. We will offer a full range of lending products, including commercial, real estate and consumer loans to individuals and small- and medium-sized businesses, or businesses with annual revenues less than $1 million and who employ less than 30 people, and professional concerns. We will compete for these loans with competitors who are well established in the Western Tidewater area and have greater resources and lending limits.


     Citizens National Bank intends to maintain a balanced loan portfolio. We estimate that consumer loans to individuals will comprise 20% of the portfolio, commercial loans to small- to medium-sized businesses will comprise 25% of the portfolio, and real estate related loans will comprise 55% of the portfolio. Commercial loans are typically considered to have a higher risk of default or loss than other types of loans, such as real estate loans, because repayment may be affected by general economic conditions, interest rates, the quality of management of the business, and other factors which may cause a borrower to be unable to repay its obligations. We will attempt to manage the portfolio to avoid high concentrations of similar industry and/or collateral types, although this cannot be assured.

     Loan Approval and Review. Citizens National Bank's loan approval policies will provide for various levels of officer lending authority. When the amount of total loans to a single borrower exceeds that individual officer's lending authority, an officer with a higher lending limit or Citizens National Bank's Loan Committee will determine whether to approve the loan request. Initially, however, all loans above $20,000 will go to the Loan Committee. Citizens National Bank will not make any loans to any of its directors or executive officers unless its board of directors approves the loan and the terms of the loan are no more favorable than would be available to any other applicant of similar credit quality.

     Lending Limits. Citizens National Bank's lending activities will be subject to a variety of lending limits imposed by federal law. Differing limits apply in certain circumstances based on the type of loan or the nature of the borrower, including the borrower's relationship to the bank. In general, Citizens National Bank will be able to loan any one borrower a maximum of 15% of the Bank's capital, surplus and retained earnings.

     Based on its proposed capitalization and projected pre-opening expenses, Citizens National Bank's initial lending limit will exceed $650,000. Citizens National Bank has not yet established any minimum or maximum loan limits other than the statutory lending limits described above. These limits will increase or decrease as Citizens National Bank's capital increases or decreases as a result of its earnings or losses, among other reasons. Citizens National Bank will need to sell participations in its loans to other financial institutions in order to meet all of the lending needs of loan customers requiring extensions of credit above these limits.

     Credit Risks. The principal economic risk associated with each category of loans that Citizens National Bank expects to make is the creditworthiness of the borrower. Borrower creditworthiness is affected by general economic conditions and the strength of the services and retail market segments. General economic factors affecting a borrower's ability to repay include interest, inflation and employment rates, as well as other factors affecting a borrower's customers, suppliers and employees.

     . Commercial Loans. We expect that loans for commercial purposes in various lines of businesses will be one of the primary components of Citizens National Bank's loan portfolio. The terms of these loans will vary by purpose and by type of underlying collateral, if any. Citizens National Bank will typically make equipment loans for a term of five years or less at fixed or variable rates, with the loan fully amortized over the term. Equipment loans generally will be secured by the financed equipment, and the ratio of the loan principal to the value of the financed equipment or other collateral will generally be 80% or less. Loans to support working capital will typically have terms not exceeding one year and will usually be secured by accounts receivable, inventory or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal will typically be repaid as the assets securing the loan are converted into cash, and for loans secured with other types of collateral, principal will typically be due at maturity. The quality of the commercial borrower's management and its ability both to evaluate properly changes in the supply and demand characteristics affecting its markets for products and services and to respond effectively to such changes are significant factors in a commercial borrower's creditworthiness.

     . Real Estate Loans. Citizens National Bank will make commercial real estate loans, construction and development loans, and residential real estate loans. These loans include certain commercial loans where Citizens National Bank takes a security interest in real estate out of an abundance of caution and not as the principal collateral for the loan, but will exclude home equity loans, which are classified as consumer loans.

     . Commercial Real Estate. Commercial real estate loan terms generally will be limited to five years or less, although payments may be structured on a longer amortization basis. Interest rates may be fixed or adjustable, although rates will typically not be fixed for a period exceeding 60 months. Citizens National Bank will generally charge an origination fee for all purchase money transactions and others involving extraordinary origination efforts. We will attempt to reduce credit risk on our commercial real estate loans by emphasizing loans on owner-occupied office and retail buildings where the ratio of the loan principal to the value of the collateral as established by independent appraisal does not exceed 80% and net projected cash flow available for debt service equals 120% of the debt service requirement. In addition, Citizens National Bank may require personal guarantees from the principal owners of the property supported by a review by Citizens National Bank's management of the principal owners' personal financial statements. Risks associated with commercial real estate loans include fluctuations in the value of real estate, new job creation trends, tenant vacancy rates and the quality of the borrower's management. Citizens National Bank will limit its risk by analyzing borrowers' cash flow and collateral value on an ongoing basis. Citizens National Bank will compete for real estate loans with competitors that are well established in the Western Tidewater market.

     . Construction and Development Loans. Construction and development loans will be made both on a pre-sold and speculative basis. If the borrower has entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a pre-sold basis. If the borrower has not entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a speculative basis. Construction and development loans are generally made with a term of nine months and interest is paid quarterly. Generally, the ratio of the loan principal to the value of the collateral as established by independent appraisal will not exceed 75%. Speculative loans will be based on the borrower's financial strength and cash flow position. Loan proceeds will be disbursed based on the percentage of completion and only after the project has been inspected by an experienced construction lender or appraiser. Risks associated with construction loans include fluctuations in the value of real estate and new job creation trends.

     . Residential Real Estate. Citizens National Bank's residential real estate loans will consist of residential first and second mortgage loans and residential construction loans. We will offer fixed and variable rates on our mortgages with the amortization of first mortgages generally not to exceed 15 years and the rates not to be fixed for over 60 months. These loans will be made consistent with Citizens National Bank's appraisal policy and with the ratio of the loan principal to the value of collateral as established by independent appraisal not to exceed 90%. We expect these loan to value ratios will be sufficient to compensate for fluctuations in real estate market value and to minimize losses that could result from a downturn in the residential real estate market. Citizens National Bank plans to open a mortgage department to process fixed rate home loans within the first 12 months of operation, which will allow it to originate long term mortgages to be sold on the secondary market. Citizens National Bank intends to limit interest rate risk and credit risk on these loans by locking in the interest rate for each loan with the secondary market investor and receiving the investor's underwriting approval before originating the loan.

     . Consumer Loans. Citizens National Bank will make a variety of loans to individuals for personal, family and household purposes, including secured and unsecured installment and term loans, home equity loans and lines of credit. Consumer loan repayments depend upon the borrower's financial stability and are more likely to be adversely affected by divorce, job loss, illness and personal hardships. Because many consumer loans are secured by depreciable assets such as boats, cars, and trailers, the loan should be amortized over the useful life of the asset. To minimize the risk that the borrower cannot afford the monthly payments, all fixed monthly obligations should not exceed 38% of the borrower's gross monthly income. The borrower should also be employed for at least 12 months prior to obtaining the loan. The loan officer will review the borrower's past credit history, past income level, debt history and, when applicable, cash flow and determine the impact of all these factors on the ability of the borrower to make future payments as agreed. We expect that the principal competitors for consumer loans will be the established banks in the Western Tidewater market.

     . Lending Officers. Citizens National Bank intends to hire an experienced commercial real estate lender and consumer lender in order to develop its loan portfolios. Each lender will have experience within the Western Tidewater market and will be expected to bring substantial contacts to Citizens National Bank.

Investments

     In addition to loans, Citizens National Bank will make other investments primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States, municipal bonds, and other taxable securities. No investment in any of those instruments will exceed any applicable limitation imposed by law or regulation. The Investment Asset - Liability Committee will review the investment portfolio on an ongoing basis in order to ensure that the investments conform to Citizens National Bank's policy as set by the board of directors. The Investment Asset - Liability Committee members will be Stewart Tyler, Doug Chesson, Allen Brown, Gerald Scheimberg and Gene Worrell.

Asset and Liability Management

     The Investment Asset - Liability Committee also will manage Citizens National Bank's assets and liabilities and will strive to provide an optimum and stable net interest margin, a profitable after-tax return on assets and return on equity and adequate liquidity. The committee will conduct these management functions within the framework of written loan and investment policies that Citizens National Bank will adopt. The committee will attempt to maintain a balanced position between rate sensitive assets and rate sensitive liabilities. Specifically, it will chart assets and liabilities on a matrix by maturity, effective duration and interest adjustment period and attempt to manage any gaps in maturity ranges.

Deposit Services

     Citizens National Bank will seek to establish solid core deposits, including checking accounts, money market accounts, savings accounts, a variety of certificates of deposit and IRA accounts. To attract deposits, Citizens National Bank will employ an aggressive marketing plan in the overall service area and feature a broad product line and competitive services. The primary sources of deposits will be residents, businesses and their employees located in the Southampton, Sussex and Isle of Wight counties as well as the City of Suffolk. Citizens National Bank plans to obtain these deposits through personal solicitation by its officers and directors, direct mail solicitations and advertisements published in the local media. It plans to generate deposits by offering a broad array of competitively priced deposit services, including demand deposits, regular savings accounts, transaction and investment money market deposits, certificates of deposit, retirement accounts and other legally permitted deposit or funds transfer services that may be offered to remain competitive in the market.

Other Banking Services

     Other anticipated bank services include cashier checks, safe-deposit boxes, traveler's checks, bank by mail, direct deposit and U.S. Saving Bonds. Citizens National Bank plans to become associated with a shared network of automated teller machines that its customers will be able to use throughout Virginia and other regions. Citizens National Bank is initially planning to offer MasterCard(R) and VISA(R) credit card services through a correspondent bank as an agent for Citizens National Bank. It may in the future offer a full-service trust department, but cannot do so without the prior approval of the Office of the Comptroller of the Currency.

Marketing and Advertising

     We plan to use a targeted marketing approach through local newspapers, radio advertisements during peak driving times, direct mail campaigns, and cable television spots as necessary. Additionally, we plan to sponsor community activities on an active, ongoing basis. Initially, we may engage a firm to coordinate our advertising and marketing efforts.

Employees

     When it begins operations, Citizens National Bank will have approximately 13 full-time employees. We do not expect that CNB will have any employees who are not also employees of Citizens National Bank.

     Doug Chesson is the President and Chief Executive Officer of CNB and will serve in the same positions with Citizens National Bank. Mr. Chesson has over 18 years of banking experience in our market area, including extensive experience in the areas of lending and banking operations. See "Management," page __.

Facilities

     We intend to begin our banking operations in the second quarter of 2002 at a temporary modular facility that will be located on the site for our permanent office building. We plan to lease the modular facility at a monthly rate of approximately $3,000 until the completion of the construction of our permanent facility. We intend to construct a permanent office of approximately 6,000 square feet of finished office space with space for expansion. Our permanent office building will be constructed on land that has previously been purchased by CNB Bancorp, LLC, the entity through which we have been, and will continue to operate prior to the opening of Citizens National Bank. Upon the closing of the offering, Citizens National Bank will reimburse CNB Bancorp, LLC, for the cost of purchasing this land, and the ownership of the land will be transferred to CNB. Citizens National Bank will fund the construction of the office building with the capital that it receives from CNB after the close of this offering.

                                   MANAGEMENT

Proposed Executive Officer and Directors of CNB and Citizens National Bank

     The following table sets forth for the directors and the President and Chief Executive Officer of both CNB and Citizens National Bank:

     (1) Their names and ages at October 31, 2001;

     (2) The number of shares of common stock they intend to purchase in the offering;

     (3) The percentage of outstanding shares they will own assuming the sale of 510,000 shares in the offering; and

     (4) The number of shares subject to warrants and options that they will receive when we complete this offering.

Our directors and President and Chief Executive Officer plan to collectively purchase up to a total of 102,500 shares of common stock in the offering.

                                                                                        Percentage            Shares
                                                                                            of                Subject
                                          Position(s)                 Number of         Outstanding             to
Name and Age                              to be Held                  Shares             Shares(1)            Warrants
-----------------------------------     -------------------        ---------------     --------------      ---------------
Class I Directors:
(Initial term expiring in 2003)

Douglas A. Chesson, 41                    President, Chief                5,000                *                5,000(2)
                                          Executive Officer
                                          and Director

J. Larry Darden, 45                       Director                        5,750               1.13%             5,750

James E. Laine, 56                        Director                       12,500               2.45%            12,500

G. Stewart Tyler, 58                      Director                        6,500               1.27%             6,500

Michael G. Smith, 50                      Director                       10,000               1.96%            10,000


Class II Directors
(Initial term expiring in 2004)

Judy D. Brown, 55(3)                      Director                       10,750               2.11%            10,750

Harold F. Demsko, 42                      Director                       11,000               2.16%            11,000

William E. Pope, 75                       Director                        7,000               1.37%             7,000

Kim D. Shivers, 39                        Director                        5,000                *                5,000

Gene Worrell, 71(4)                       Director                        6,500               1.27%             6,500

                                                                                        Percentage            Shares
                                                                                            of                Subject
                                          Position(s)                 Number of         Outstanding             to
Name and Age                              to be Held                  Shares             Shares(1)            Warrants
-----------------------------------     -------------------        ---------------     --------------      ---------------

Class III Directors:
(Initial term expiring 2005)

Allen E. Brown, 56(3)                     Director                        5,000                *                5,000

Marcia Collins Patterson, 43              Director                        5,000                *                5,000

Gerald D. Scheimberg, 54                  Director                        6,000               1.18%             6,000

Susan Worrell O'Connell, 32(4)            Director                        6,500               1.27%             6,500

                                                                  ---------------      --------------      ---------------
All Proposed Directors and                                              102,500                 20%           102,500
 Executive Officers as a Group (14
 persons)

*    Indicates ownership of less than 1% of the outstanding shares.
(1) Assuming the sale of 510,000 shares, the minimum number of shares that must be sold in this offering.
(2) Pursuant to his employment agreement, Mr. Chesson will also be awarded options to purchase shares of common stock equal to 5% of the shares sold in this offering for a price of $10.00 per share. We anticipate awarding these options to Mr. Chesson under our stock incentive plan when it is adopted.
(3)  Judy Brown and Allen Brown are not related.
(4)  Gene Worrell is the father of Susan Worrell O'Connell.

     Each person listed above has been a director of CNB since its formation on November 12, 2001 and is a proposed director of Citizens National Bank. Directors of CNB serve staggered terms, which means that one-third of the directors will be elected each year at CNB's annual meeting of shareholders. Each director will, therefore, serve a three year term. The initial term of the Class I directors expires in 2003, the initial term of the Class II directors expires in 2004, and the initial term of the Class III directors expires in 2005. CNB's officers are appointed by the board of directors and hold office at the will of the board.

     Each of Citizens National Bank's proposed directors will, upon approval of the Office of the Comptroller of the Currency, serve until Citizens National Bank's first shareholders meeting, which will convene shortly after Citizens National Bank receives its charter. CNB, as the sole shareholder of Citizens National Bank, will nominate each proposed director to serve as director of Citizens National Bank at that meeting. Directors of Citizens National Bank serve staggered terms, which means that one-third of the directors will be elected each year at Citizens National Bank's annual meeting of shareholders. Each director will, therefore, serve a three year term. The initial term of the Class I directors expires in 2003, the initial term of the Class II directors expires in 2004, and the initial term of the Class III directors expires in 2005.

Directors and Executive Officer Biographies

     Allen E. Brown has served as the Vice President and manager of Nu-Image Inc., a window and glass company since 1986. Mr. Brown has resided in Isle of Wight County for 24 years. He has been a member of the Lion's Club since 1984 serving in each of the following capacities: President, Secretary, Treasurer, member of the Board of Directors and 1990 Chairman of the State Fall Conference. Mr. Brown served as Chairman of Isle of Wight County Public Recreational Facilities Authority from 1994-98 and currently serves as the Chairman of the Parks and Recreation Advisory Commission. He also serves the County as a member of the Isle of Wight County Fair Board of Directors.

     Judy Brown retired from the position of Vice President, Branch Manager and Director of Public Relations and Senior Events of Farmers Bank in 2001. She has 36 years of experience in the banking industry. She is a graduate of Paul D. Camp Community College with an Associates in Applied Arts and Science Degree in Business Administration and the University of Virginia School of Bank Management. Mrs. Brown is a lifelong resident of Isle of Wight County and has many contacts in the rural parts of the community. She has been actively involved in community affairs and currently serves on the Board of Directors of the Alzheimer's Association.

     Douglas A. Chesson, serves as the President and Chief Executive Officer of CNB and Citizens National Bank. Mr. Chesson has over 18 years of banking and lending experience in the Sussex, Southampton, Isle of Wight and Suffolk areas. Prior to accepting his current position with CNB and Citizens National Bank in July of 2001, Mr. Chesson served for over 18 years with F & M Bank - Atlantic, formerly, United Community Bank, which was originally the Bank of Sussex and Surry, in several different positions, the latest of which was Senior Vice President and Senior Lending and Supervisory Officer at the Wakefield, Virginia bank. Mr. Chesson is a graduate of Virginia Tech with a degree in Political Science, The Virginia-Maryland Banking School and The Graduate School of Banking at Louisiana State University. In addition to his career, Mr. Chesson devotes much of his time volunteering at church and other civic activities. He is a member and past president of the Wakefield Ruritan Club, serves as the Chairman of the Southampton County Board of Zoning Appeals, serves on the Planning Commission of Southampton County, and is a Deacon and Sunday School teacher at Tucker Swamp Baptist Church. He and his wife Donna have lived in Southampton County all of their lives and have three children, ages 8, 10, and 12.

     Larry Darden has been a self-employed farmer for his entire career with his base of operations in the Carrsville area in Isle of Wight County, Virginia. He has served on the boards of many business and civic groups which include:
Carrsville Farmers, Inc., Southern States of Franklin, and Smithfield, Virginia Cotton Growers, Southern Southeastern Cotton Growers, Peanut Soil & Water Conservation District, and Colonial Farm Credit Nominating Board. Mr. Darden is also active in Collosse Baptist Church.

     Dr. Harold Demsko, has been practicing dentistry in Windsor, Virginia since 1985. Dr. Demsko received his DDS from Medical College of Virginia and his undergraduate degree in chemistry from Virginia Commonwealth University. He is involved in several other business ventures in Isle of Wight and Suffolk. Dr. Demsko is a member of several dental organizations and also in involved in local and civic organizations.

     James E. Laine is the former owner, and has served as the manager of Wakefield Peanut Company since 1974. He is a life-long resident of the Wakefield area, and has served on the Board of Virginia Crop Improvement Association for nine years. Mr. Laine is active in local church and civic activities and is a veteran of the United States Army.

     Susan Worrell O'Connell, has served as a Program Support Specialist for a regional educational program providing services for students with autism since 1993. Prior to accepting this positions, she was the Director of La Petite Academy, a day care center. Mrs. O'Connell is active in the local autism society, Woodland United Methodist Church, and has served as the Treasurer for the Smithfield Jaycees.

     Marcia Patterson, has operated a refinishing shop in Windsor, Virginia since 1996. She has prior banking employment experience but is presently devoting her time to raising her child and managing her various investment properties. She is a lifelong resident of Citizens National Bank's market area.

     William Pope retired from a successful sales career in the field of agriculture in 1983. Mr. Pope served in the U.S. Marine Corp during World War
II. He is a member of several Veterans organizations, and the Windsor Congregational Christian Church.

     Dr. Gerald Scheimberg, a resident of Suffolk, Virginia, has practiced Podiatric Medicine for over 25 years. Currently he serves as the President of Foot Care of Hampton Roads P.C. Until May of 2000, Dr. Scheimberg served as the Vice President of Podiatry, Ltd. He is a past president of the Portsmouth Host Lions Club and a recipient of the Lion of the Year Award. Dr. Scheimberg is also an active member of the Suffolk Rotary Club.

     Dr. Kim D. Shivers has served as the owner and manager of Cooke Bros-Shivers Funeral Chapel in Smithfield, Virginia since 2000. He is also the founding Pastor of Solomon's Temple in Smithfield. Dr. Shivers volunteers much of his time serving God through the Suffolk Interdenominational Ministerial Alliance and many other organizations. Dr. Shivers has served in the Isle of Wight Branch of the NAACP as well as The Isle of Wight Men's Organization.

     Michael G. Smith has served as the President of M. G. Smith Building Company Inc., a regional construction company since 1984. In addition to raising his family, he spends much of his time teaching and volunteering at Main St. Church in Suffolk where he is active in the local Soup Kitchen of the Salvation Army. He is also a member of Michael Shawn Associates, LLC, a real estate development company.

     Gene Stewart Tyler, SR/WA, ASA, has served as an Agent-Appraiser for Right of Way Acquisitions & Appraisals, Inc., a real estate appraisal company, since 1981. He is a Licensed Certified General Real Estate Appraiser with twenty years of experience, a licensed Real Estate instructor and a licensed Real Estate Broker in the Commonwealth of Virginia. Previously, Mr. Tyler has served as a Design Draftsman, Radiological Defense Officer, Right of Way Negotiator, Relocation Specialist, Property Manager, Expert Witness on Right of Way Issues and an Environmental Risk Screener. He was educated at Paul D. Camp Community College and at Old Dominion University. Additionally, Mr. Tyler currently serves on the Industrial Development Authority of the City of Suffolk, Virginia and on the Real Estate Advisory Board of Old Dominion University.

     Gene Worrell, a native of Isle of Wight County, retired from being a co-owner of Worrells Woodworking in 1992 after 30 years of selling building materials and fabricating cabinets in the Town of Windsor. He served in the United States Military during the Korean War. Mr. Worrell is active in his church where he has chaired many committees.

                             EXECUTIVE COMPENSATION

2001 Compensation

     The following table shows information for 2001 with regard to compensation for services rendered in all capacities to CNB by its President and Chief Executive Officer, Doug Chesson. Currently, no other executive officers are employed by CNB.

                           Summary Compensation Table


                                                                   Annual Compensation
                                                      --------------------------------------------
                                                                                   Other Annual
                                              Year    Salary ($)     Bonus ($)    Compensation ($)
                                            ------    ----------   -----------    ----------------
Doug Chesson................................ 2001(1)    $34,375         ---           $1,8752
President and Chief Executive Officer

__________________________________________
(1)  July - December 31, 2001
(2)  Includes contributions to 401(k) plan.

Employment Agreement

     We have negotiated the terms of an employment agreement with Doug Chesson, under which Mr. Chesson will serve as President and Chief Executive Officer of CNB and Citizens National Bank. All parties intend to execute the agreement upon the opening of Citizens National Bank. Under the terms of the agreement, Mr. Chesson's compensation will include:

     . A base salary of $75,000 per year until the opening of Citizens National Bank, at which time his salary will increase to $92,000 per year;

     .  A cash bonus of $12,000 upon the opening of Citizens National Bank;

     . Eligibility to receive an annual incentive bonus based on the net income of Citizens National Bank;

     . Incentive stock options to purchase 5% of the number of shares of common stock sold in this offering at an exercise price of $10.00 per share; and

     . Other customary benefits such as health and life insurance, use of an automobile, travel expenses and membership to business and social organizations.

     The initial term of the employment agreement is three years. At the end of the initial three-year term, the agreement will be renewable for one-year periods upon the mutual agreement of Mr. Chesson and CNB. CNB may terminate Mr. Chesson's employment at any time for "cause," which is defined in the agreement as, among other things, disability, dishonesty, willful disregard or gross neglect in relation to the duties, interests and/or obligations that Mr. Chesson owes to CNB. However, Mr. Chesson may only be terminated for "cause" upon the affirmative vote of at least 51% of the members of our board of directors. Upon any termination for "cause," Mr. Chesson will not be entitled to any severance compensation. Additionally, Mr. Chesson may resign his employment at any time without liability by providing 90 days prior written notice. Upon his resignation, Mr. Chesson will not receive any severance compensation upon the expiration of the 90-day notice period. Additionally, upon a change of control of CNB as defined in his agreement, Mr. Chesson will be entitled to severance compensation in an amount equal to 2.99 times his annual base salary in the event that he is terminated without cause within the first six months following a change of control, or if he resigns during the six month period following the change of control because he was not given reasonably equivalent duties and responsibilities.

     The agreement also provides generally that for a period of twelve months following the termination of Mr. Chesson's employment, he will not compete with us in the banking business or solicit our customers or employees. These non-competition and non-solicitation provisions will not apply following a change of control as defined in the agreement.

Director Compensation

     We do not intend to compensate the directors of CNB and Citizens National Bank separately for their services as directors until net profits of CNB and Citizens National Bank exceed their net losses since inception on a cumulative basis. Thereafter, CNB and Citizens National Bank will adopt reasonable compensatory policies for their directors.

Organizing Directors' Shares and Warrants

     Our organizing directors intend to purchase a total of 102,500 shares of common stock in this offering at a price of $10.00 per share, and they may elect to purchase additional shares. This would represent approximately 20% of the shares outstanding after the offering if a minimum offering is achieved, and would represent approximately 12% of the shares outstanding if all shares offered in this offering are sold.

     In recognition of the efforts made and financial risks undertaken by the organizing directors in organizing CNB and Citizens National Bank, including their investing an aggregate amount of $97,500 in start-up funds and their collective guaranty of the full balance of the CNB Bancorp, LLC line of credit, we will issue to them warrants to purchase additional shares of common stock. CNB will issue to each organizing director a warrant to purchase one share of common stock for each share the organizer purchases in this offering for which they are the beneficial holder, up to an aggregate of 102,500 shares. These warrants will vest in increments over four years and will be exercisable at a price of $10.00 per share.

Stock Incentive Plan


     Our board of directors intends to adopt a stock incentive plan to reward and retain our key employees and directors. We expect that the plan will become effective on the date that Citizens National Bank commences operations, subject to approval of our shareholders at our 2003 annual meeting of shareholders. It is anticipated that under the plan, 15% of our outstanding common stock, or 76,500 shares or 127,500 shares, respectively, in the case of the minimum and maximum offerings, will be subject to grants to our employees and directors. Additionally, we are obligated to issue options to purchase 5% of the number of shares sold in this offering to our President and Chief Executive Officer, Doug Chesson, under his employment agreement. These options will be issued under the plan, if it is adopted.

                           RELATED PARTY TRANSACTIONS

     We expect to enter into banking and other business transactions in the ordinary course of business with our directors and officers, including members of their families or corporations, partnerships or other organizations in which they have a controlling interest. If these transactions occur, each transaction:

     . Will be on substantially the same terms, including price or interest rate and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and any banking transactions will not be expected to involve more than the normal risk of collectibility or present other unfavorable features to Citizens National Bank,

     . Will be on terms no less favorable than could be obtained from an unrelated third party, and

     . Will be approved by a majority of the directors, including a majority of the directors who do not have an interest in the transaction.

     We are currently leasing our temporary office from Windsor Office Group, LLC, a limited liability company for $300 per month. Harold F. Demsko, a member of our board of directors, is a 50% owner of Windsor Officer Group, LLC. We are leasing this temporary office on a month to month basis, and we intend to continue to rent this facility until the construction of our permanent office building is completed.


     Our organizing directors formed CNB Bancorp, LLC to pay the organizational and pre-opening expenses and capital costs of CNB and Citizens National Bank, and they constitute all of the members of CNB Bancorp, LLC. CNB Bancorp, LLC will continue to pay our costs and expenses from advances received from our organizing directors and from amounts drawn on its line of credit. Each organizing director except Ms. Shivers contributed $7,500 in cash to CNB Bancorp, LLC, which will be repaid by the LLC from funds drawn on the line of credit. In addition, each organizing director guaranteed 150% of his or her pro rata share of the $750,000 line of credit granted to CNB Bancorp, LLC from its lender, and could therefore potentially be liable for up $86,540. We will reimburse CNB Bancorp, LLC for the total amount drawn on the line of credit allocable to CNB upon the closing of the offering, and Citizens National Bank will reimburse CNB Bancorp, LLC for the total amount drawn on the line of credit allocable to Citizens National Bank after it is capitalized by CNB.

                       DESCRIPTION OF CNB'S CAPITAL STOCK

Common Stock


     Our articles of incorporation authorize us to issue up to 10,000,000 shares of common stock, par value $.01 per share, of which 850,000 shares may be issued in this offering. As of the date of this prospectus, 102,500 shares of common stock, or an amount which would represent approximately 20% of the shares outstanding after the offering if a minimum offering is achieved, and would represent approximately 12% of the shares outstanding if all shares offered in this offering are sold, were reserved for issuance upon the exercise of the warrants to be issued to the organizing directors. Additionally, our board of directors intends to adopt a stock incentive plan, which will become effective upon the commencement of operations of Citizens National Bank, subject to approval of the plan by our shareholders at our 2003 annual meeting of shareholders. It is anticipated that the plan will provide for issuance of options for shares equal to 15% of CNB's outstanding common stock.


     All shares of common stock will be entitled to share equally in dividends from legally available funds, when, as and if declared by the board of directors. We do not anticipate, however, that CNB will pay any cash dividends on the common stock in the near future. Upon CNB's voluntary or involuntary liquidation or dissolution, all shares of common stock will be entitled to share equally in all of CNB's assets that are available for distribution to the shareholders. Each holder of common stock will be entitled to one vote for each share on all matters submitted to the shareholders. Holders of common stock will not have any preemptive rights to acquire authorized but unissued capital stock of CNB whenever it issues new shares of capital stock. No cumulative voting, redemption, sinking fund or conversion rights or provisions apply to the common stock. All shares of the common stock issued in the offering as described in this prospectus will be fully paid and non-assessable.

Preferred Stock

     Our articles of incorporation also authorize our board of directors to issue up to 1,000,000 shares of preferred stock, no par value, without any further action by the holders of the common stock. The board of directors may determine the terms of the preferred stock including, but not limited to, dividend rates and voting, conversion, redemption or sinking fund rights. Preferred stock may have voting rights, subject to applicable law and determination by the board of directors. Any preferred stock that we issue may rank senior to our common stock with respect to the payment of dividends and/or the distribution of assets upon liquidation or dissolution of CNB. CNB has not issued any preferred stock, and does not intend to issue preferred stock, to the organizing directors except on the same terms as it is offered to all other existing shareholders or to new shareholders. Although CNB has no present plans to issue any preferred stock, the ownership and control of CNB by the holders of the common stock would be diluted if CNB were to issue preferred stock that had voting or conversion rights.

Anti-Takeover Provisions in Articles of Incorporation

     There are several provisions in our articles of incorporation that may discourage attempts to acquire control of CNB. First, our articles of incorporation authorize our board of directors to issue shares of preferred stock without shareholder approval on terms that the board deems appropriate. Although we currently have no plans to utilize the issuance of preferred stock as a deterrent to possible takeover attempts, the power to issue shares of preferred stock without shareholder approval and to determine rights and preferences with respect to each series of preferred stock could allow our board of directors to issue shares of preferred stock for the purpose of deterring a takeover attempt.

     In addition, our articles of incorporation provide that our directors are divided into three separate classes, each of which class serves a three-year term. Our staggered board makes it more difficult for shareholders to change the composition of our board of directors and, therefore, may deter attempts to acquire control of CNB.

Virginia Anti-Takeover Statutes

     State Anti-Takeover Statutes. Virginia law restricts transactions between a Virginia corporation and its affiliates and potential acquirers. The following discussion summarizes the two Virginia statutes that may discourage an attempt to acquire control of CNB. We encourage you to read the entire statutes referenced below.

     Affiliated Transaction. Virginia Code Sections 13.1-725 - 727.1 govern "Affiliated Transactions." These provisions, with several exceptions discussed below, require approval by the holders of at least two-thirds of the remaining voting shares of material acquisition transactions between a Virginia corporation and any holder of more than 10% of any class of its outstanding voting shares. Affiliated Transactions include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an interested shareholder, or any reclassification, including a reverse stock split, recapitalization, or merger of the corporation with its subsidiaries which increases the percentage of voting shares owned beneficially by any 10% shareholder by more than 5%.

     For three years following the time that a shareholder becomes an owner of 10% of the outstanding voting shares, a Virginia corporation cannot engage in an Affiliated Transaction with that shareholder without approval of two-thirds of the voting shares other than those shares beneficially owned by that shareholder, and majority approval of the disinterested directors. A disinterested director is a member of the CNB board of directors who was (1) a member on the date the shareholder acquired more than 10% and (2) recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the disinterested directors then on the board. At the expiration of the three-year period, the statute requires approval of Affiliated Transactions by two-thirds of the voting shares other than those beneficially owned by the 10% shareholder.

     The principal exceptions to the special voting requirement apply to transactions proposed after the three-year period has expired and require either that the transaction be approved by a majority of the corporation's disinterested directors or that the transaction satisfy the fair-price requirement of the statute. In general, the fair-price requirement provides that in a two-step acquisition transaction, the 10% shareholder must pay the shareholders in the second step either the same amount of cash or the same amount and type of consideration paid to acquire the Virginia corporation's shares in the first step.

     None of the foregoing limitations and special voting requirements applies to a transaction with any 10% shareholder whose acquisition of shares taking him or her over 10% was approved by a majority of the corporation's disinterested directors.

     These provisions were designed to deter certain takeovers of Virginia corporations. In addition, the statute provides that, by affirmative vote of a majority of the voting shares other than shares owned by any 10% shareholder, a corporation can adopt an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation. We have not "opted out" of the Affiliated Transactions provisions.

     Control Share Acquisitions. Virginia law also provides that shares acquired in a transaction that would cause the acquiring person's voting strength to meet or exceed any of the three thresholds (20%, 33 1/3% or 50%) have no voting rights for those shares exceeding that threshold, unless granted by a majority vote of shares not owned by the acquiring person. This provision empowers an acquiring person to require the Virginia corporation to hold a special meeting of shareholders to consider the matter within 50 days of the request.

     Both of these statutes provide impediments to a hostile or unwelcome takeover of CNB. In doing so, they may discourage transactions that some shareholders may feel are in their best interest.

Limitations on Liability of Officers and Directors

     Our articles of incorporation provide that, to the fullest extent Virginia law permits the limitation or elimination of the liability of directors and officers, these persons will not be liable to us or our shareholders for any monetary damages. At this time, Virginia law does not permit any limitation of liability if a director engages in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

     Our articles of incorporation further provide that we will indemnify our directors and officers who are a party to any proceeding by reason of the fact that he or she is or was such a director or officer, or is or was serving at our request as a director, officer, or agent of another entity, employee benefit plan or enterprise, against all liabilities and expenses incurred in the proceeding except to the extent such liabilities and expenses are incurred because of a director's or officer's willful misconduct or knowing violation of the criminal law. Unless a determination is made that indemnification is not permissible, we will make advances and reimbursement for expenses incurred by a director or officer in a proceeding upon receipt of an undertaking by the director or officer to repay those advances and reimbursements if it is ultimately determined that he or she is not entitled to indemnification. At this time, Virginia law does not permit indemnification against willful misconduct or a knowing violation of the criminal law.

     The rights of indemnification provided in our articles of incorporation are not exclusive of any other rights that may be available under any insurance or other agreement, whether by a vote of shareholders, directors or otherwise.

     To the extent that our officers and directors may be indemnified from liabilities arising under the Securities Act of 1933 pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                         SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the offering, we will have 850,000 shares of common stock outstanding, assuming sale of the maximum offering or 510,000 shares of common stock outstanding assuming the sale of the minimum offering. These shares of common stock will be freely tradeable without restriction, except that "affiliates" of CNB must comply with the resale limitations of Rule 144 under the Securities Act of 1933, as currently in effect. Rule 144, promulgated under the Securities Act, provides a safe harbor for, among other things, the sale of controlled securities by "affiliates" of an issuer. Rule 144 defines an "affiliate" of a company as a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the company. Affiliates of a company generally include its directors, officers and principal shareholders. A total of 102,500 shares owned directly or indirectly by affiliates of CNB will be eligible for public sale under Rule 144, subject to volume restrictions discussed below.

     In general, under Rule 144 as currently in effect, affiliates are entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     .  1% of the outstanding shares of common stock; or

     . the average weekly trading volume during the four calendar weeks preceding his or her sale.

Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about CNB. Affiliates will no longer be subject to the volume restrictions and other limitations under Rule 144 beginning 90 days after their status as an affiliate terminates.


     CNB intends to issue warrants to purchase up to a total of 102,500 shares of common stock at $10.00 per share. CNB also intends to grant options to purchase up to a total of 15% of the outstanding common stock of CNB. CNB intends to register the shares issuable upon exercise of warrants and options granted under the plan. Upon registration, these shares will be eligible for resale in the public market without restriction by persons who are not affiliates of CNB, and to the extent they are held by affiliates, under Rule 144 without a holding period.


     Prior to the offering, there was no public market for the common stock, and it is not anticipated that an active trading market will develop after this offering. Sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices and our ability to raise equity capital in the future.

                           SUPERVISION AND REGULATION

     We are subject to extensive federal banking laws and regulations which impose specific requirements or restrictions on, and provide for general regulatory oversight of, virtually all aspects of our operations. These laws and regulations are generally intended to protect depositors, not shareholders. The following summary is qualified by reference to the statutory and regulatory provisions discussed. Changes in applicable laws or regulations may have a material effect on our business and prospects. Our operations may be affected by legislative changes and the policies of various regulatory authorities. We cannot predict the effect that fiscal or monetary policies, economic control, or new legislation may have on our business and earnings in the future.

Gramm-Leach-Bliley Act

     The Gramm-Leach-Bliley Act was signed into law on November 12, 1999. Among other things, the Act repeals the restrictions on banks affiliating with securities firms contained in sections 20 and 32 of the Glass-Steagall Act. The Act also permits bank holding companies that become financial holding companies to engage in a statutorily provided list of financial activities, including insurance and securities underwriting and agency activities, merchant banking, and insurance company portfolio investment activities. The Act also authorizes activities that are "complementary" to financial activities.

     The Act is intended, in part, to grant to community banks certain powers as a matter of right that larger institutions have accumulated on an ad hoc basis. Nevertheless, the Act may have the result of increasing the amount of competition that we face from larger institutions and other types of companies. Although we may qualify and elect to become a financial holding company in the future, at this time we have no plans to make this election.

     The Gramm-Leach-Bliley Act also contains provisions regarding consumer privacy. These provisions require financial institutions to disclose their policy for collecting and protecting confidential information. Customers generally may prevent financial institutions from sharing personal financial information with nonaffiliated third parties except for third parties that market an institution's own products and services. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing to the consumer.

CNB


     Because it will own the outstanding capital stock of Citizens National Bank, CNB will be a bank holding company under the federal Bank Holding Company Act of 1956 and Virginia banking law. In order to receive final regulatory approval to operate Citizens National Bank as a national bank, the Office of the Comptroller of the Currency will require that we capitalize Citizens National Bank with $5.0 million , or $5.875 million in the case of the maximum offering, of the proceeds of this offering. Under federal banking law, a start-up national bank in its initial application must demonstrate that its capital will equal or exceed 8% of its total assets at the end of the fifth year of its operations. Accordingly, the OCC has determined the required amount of capitalization for Citizens National Bank based on our initial application to become a national bank.


     The Bank Holding Company Act. Under the Bank Holding Company Act, CNB will be subject to periodic examination by the Federal Reserve and required to file periodic reports of its operations and any additional information that the Federal Reserve may require. Our activities at Citizens National Bank and the holding company level will be limited to:

     .  banking and managing or controlling banks;
     . furnishing services to or performing services for its subsidiaries; and. . engaging in other activities that the Federal Reserve determines to be so closely related to banking and managing or controlling banks as to be a proper incident thereto.

     Investments, Control, and Activities. With certain limited exceptions, the Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve before:

     .  acquiring substantially all the assets of any bank;

  . acquiring direct or indirect ownership or control of any voting shares of any bank if after the acquisition it would own or control more than 5% of the voting shares of such bank , unless it already owns or controls the majority of such shares; or

     .  merging or consolidating with another bank holding company.

     In addition, and subject to certain exceptions, the Bank Holding Company Act and the Change in Bank Control Act, together with regulations thereunder, require Federal Reserve approval prior to any person or company acquiring "control" of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of CNB. Control is rebuttably presumed to exist if a person acquires 10% or more, but less than 25%, of any class of voting securities of CNB registered under Section 12 of the Securities Exchange Act of 1934 or no other person owns a greater percentage of that class of voting securities immediately after the transaction. We will register our common stock under the Securities Exchange Act of 1934. The regulations provide a procedure for challenge of the rebuttable control presumption.

     Under the Bank Holding Company Act, a bank holding company is generally prohibited from engaging in, or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in nonbanking activities unless the Federal Reserve Board, by order or regulation, has found those activities to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the activities that the Federal Reserve Board has determined by regulation to be proper incidents to the business of a bank holding company include:

     .  making or servicing loans and certain types of leases;
     . engaging in certain insurance and discount brokerage activities; . performing certain data processing services;
     . acting in certain circumstances as a fiduciary or investment or financial adviser;
     .  owning savings associations; and
     . making investments in certain corporations or projects designed primarily to promote community welfare.

     The Federal Reserve Board imposes certain capital requirements on CNB under the Bank Holding Company Act, including a minimum leverage ratio and a minimum ratio of "qualifying" capital to risk-weighted assets. These requirements are described below under "Capital Regulations." Subject to its capital requirements and certain other restrictions, CNB is able to borrow money to make a capital contribution to Citizens National Bank, and these loans may be repaid from dividends paid from Citizens National Bank to CNB. Our ability to pay dividends will be subject to regulatory restrictions as described below in "Citizens National Bank - Dividends." CNB is also able to raise capital for contribution to Citizens National Bank by issuing securities without having to receive regulatory approval, subject to compliance with federal and state securities laws. As a bank holding company registered under the Virginia Banking Act, the Virginia Bureau of Financial Institutions, a division of the Virginia State Corporation Commission, will also regulate and monitor all significant aspects of our operations.

     Source of Strength; Cross-Guarantee. In accordance with Federal Reserve Board policy, CNB will be expected to act as a source of financial strength to Citizens National Bank and to commit resources to support Citizens National Bank in circumstances in which CNB might not otherwise do so. Under the Bank Holding Company Act, the Federal Reserve Board may require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary, other than a nonbank subsidiary of a bank, upon the Federal Reserve Board's determination that such activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or nonbank subsidiary if the agency determines that divestiture may aid the depository institution's financial condition.

Citizens National Bank

     Citizens National Bank will operate as a national banking association incorporated under the laws of the United States and subject to examination by the Office of the Comptroller of the Currency. Deposits in Citizens National Bank will be insured by the FDIC up to a maximum amount, which is generally $100,000 per depositor subject to aggregation rules.

     The Office of the Comptroller of the Currency and the FDIC will regulate or monitor virtually all areas of Citizens National Bank's operations, including:

     .  security devices and procedures;
     .  adequacy of capitalization and loss reserves;
     .  loans;
     .  investments;
     .  borrowings;
     .  deposits;
     .  mergers;
     .  issuances of securities;
     .  payment of dividends;
     .  interest rates payable on deposits;
     .  interest rates or fees chargeable on loans;
     .  establishment of branches;
     .  corporate reorganizations;
     . maintenance of books and records; and . adequacy of staff training to carry on safe lending and deposit gathering practices.

     The Office of the Comptroller of the Currency requires Citizens National Bank to maintain specified capital ratios and imposes limitations on Citizens National Bank's aggregate investment in real estate, bank premises, and furniture and fixtures. The Office of the Comptroller of the Currency will also require Citizens National Bank to prepare quarterly reports on Citizens National Bank's financial condition and to conduct an annual audit of its financial affairs in compliance with its minimum standards and procedures.

     Under the FDIC Improvement Act, all insured institutions must undergo regular on site examinations by their appropriate banking agency. The cost of examinations of insured depository institutions and any affiliates may be assessed by the appropriate agency against each institution or affiliate as it deems necessary or appropriate. Insured institutions are required to submit annual reports to the FDIC, their federal regulatory agency, and state supervisor when applicable. The FDIC Improvement Act directs the FDIC to develop a method for insured depository institutions to provide supplemental disclosure of the estimated fair market value of assets and liabilities, to the extent feasible and practicable, in any balance sheet, financial statement, report of condition or any other report of any insured depository institution. The FDIC Improvement Act also requires the federal banking regulatory agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating, among other things, to the following:

     .  internal controls;
     .  information systems and audit systems;
     .  loan documentation;
     .  credit underwriting;
     .  interest rate risk exposure; and
     .  asset quality.

     National banks and their holding companies which have been chartered or registered or have undergone a change in control within the past two years or which have been deemed by the Office of the Comptroller of the Currency or the Federal Reserve Board to be troubled institutions must give the Office of the Comptroller of the Currency or the Federal Reserve Board 30 days prior notice of the appointment of any senior executive officer or director. Within the 30 day period, the Office of the Comptroller of the Currency or the Federal Reserve Board, as the case may be, may approve or disapprove any such appointment.

     Transactions With Affiliates and Insiders. Citizens National Bank will be subject to the provisions of Section 23A of the Federal Reserve Act, which places limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. The aggregate of all covered transactions is limited in amount, as to any one affiliate, to 10% of Citizens National Bank's capital and surplus and, as to all affiliates combined, to 20% of Citizens National Bank's capital and surplus. Furthermore, within the foregoing limitations as to amount, each covered transaction must meet specified collateral requirements. Compliance is also required with certain provisions designed to avoid the taking of low quality assets.

     Citizens National Bank will also be subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibits an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies. Citizens National Bank will be subject to certain restrictions on extensions of credit to executive officers, directors, certain principal shareholders, and their related interests. Such extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (ii) must not involve more than the normal risk of repayment or present other unfavorable features.


     Dividends. A national bank may not pay dividends from its capital. All dividends must be paid out of undivided profits then on hand, after deducting expenses, including reserves for losses and bad debts. In addition, a national bank is prohibited from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless there has been transferred to surplus no less than one-tenth of Citizens National Bank's net profits of the preceding two consecutive half-year periods in the case of an annual dividend. The approval of the Office of the Comptroller of the Currency is required if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus.

     Branching. National banks are required by the National Bank Act to adhere to branch office banking laws applicable to state banks in the states in which they are located. Under current Virginia law, Citizens National Bank may open branch offices throughout Virginia with the prior approval of the Office of the Comptroller of the Currency. In addition, with prior regulatory approval, Citizens National Bank will be able to acquire existing banking operations in Virginia. Furthermore, federal legislation has been passed which permits interstate branching. The new law permits out-of-state acquisitions by bank holding companies, interstate branching by banks if allowed by state law, and interstate merging by banks.

     Community Reinvestment Act. The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their respective jurisdictions, the Federal Reserve, the FDIC, or the Office of the Comptroller of the Currency, shall evaluate the record of each financial institution in meeting the credit needs of its local community, including low and moderate income neighborhoods. These factors are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility. Failure to adequately meet these criteria could impose additional requirements and limitations on Citizens National Bank.

     Other Regulations. Interest and other charges collected or contracted for by Citizens National Bank are subject to state usury laws and federal laws concerning interest rates. The bank's loan operations are also subject to federal laws applicable to credit transactions, such as:

     . the federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;
     . the Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;
     . the Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;
     . the Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;
     . the Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and
     . the rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The deposit operations of Citizens National Bank also are subject to:

     . the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and
     . the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve Board to implement that act, which governs automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

     Capital Regulations. The federal bank regulatory authorities have adopted risk-based capital guidelines for banks and bank holding companies that are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies and account for off-balance sheet items. The guidelines are minimums, and the federal regulators have noted that banks and bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios in excess of the minimums. We have not received any notice indicating that either CNB or Citizens National Bank is subject to higher capital requirements. The current guidelines require all bank holding companies and federally-regulated banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier 1 capital. Tier 1 capital includes common shareholders' equity, qualifying perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, but excludes goodwill and most other intangibles and excludes the allowance for loan and lease losses. Tier 2 capital includes the excess of any preferred stock not included in Tier 1 capital, mandatory convertible securities, hybrid capital instruments, subordinated debt and intermediate term-preferred stock, and general reserves for loan and lease losses up to 1% of risk-weighted assets.

     Under these guidelines, banks' and bank holding companies' assets are given risk-weights of 0%, 20%, 50%, or 100%. In addition, certain off-balance sheet items are given credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight applies. These computations result in the total risk-weighted assets. Most loans are assigned to the 100% risk category, except for first mortgage loans fully secured by residential property and, under certain circumstances, residential construction loans, both of which carry a 50% rating. Most investment securities are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% rating, and direct obligations of or obligations guaranteed by the United States Treasury or United States Government agencies, which have a 0% rating.

     The federal bank regulatory authorities have also implemented a leverage ratio, which is equal to Tier 1 capital as a percentage of average total assets less intangibles, to be used as a supplement to the risk-based guidelines. The principal objective of the leverage ratio is to place a constraint on the maximum degree to which a bank holding company may leverage its equity capital base. The minimum required leverage ratio for top-rated institutions is 3%, but most institutions are required to maintain an additional cushion of at least 100 to 200 basis points.

     The FDIC Improvement Act established a new capital-based regulatory scheme designed to promote early intervention for troubled banks, which requires the FDIC to choose the least expensive resolution of bank failures. The new capital-based regulatory framework contains five categories of compliance with regulatory capital requirements, including "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." To qualify as a "well capitalized" institution, a bank must have a leverage ratio of no less than 5%, a Tier 1 risk-based ratio of no less than 6%, and a total risk-based capital ratio of no less than 10%, and Citizens National Bank must not be under any order or directive from the appropriate regulatory agency to meet and maintain a specific capital level. Initially, we will qualify as "well capitalized."


     Under the FDIC Improvement Act regulations, the applicable agency can treat an institution as if it were in the next lower category if the agency determines after notice and an opportunity for hearing that the institution is in an unsafe or unsound condition or is engaging in an unsafe or unsound practice. The degree of regulatory scrutiny of a financial institution increases, and the permissible activities of the institution decreases, as it moves downward through the capital categories. Institutions that fall into one of the three undercapitalized categories may be required to do some or all of the following:

     .  submit a capital restoration plan;

     .  raise additional capital;
     . restrict their growth, deposit interest rates, and other activities; . improve their management;
     .  eliminate management fees; or
     .  divest themselves of all or a part of their operations.

Bank holding companies controlling financial institutions can be called upon to boost the institutions' capital and to partially guarantee the institutions' performance under their capital restoration plans.

     These capital guidelines can affect us in several ways. If we grow at a rapid pace, our capital may be depleted too quickly, and a capital infusion from the holding company may be necessary, which could impact our ability to pay dividends. Our capital levels will initially be more than adequate; however, rapid growth, poor loan portfolio performance, poor earnings performance, or a combination of these factors could change our capital position in a relatively short period of time.

     The FDIC Improvement Act requires the federal banking regulators to revise the risk-based capital standards to provide for explicit consideration of interest-rate risk, concentration of credit risk, and the risks of untraditional activities. We are uncertain what effect these regulations would have.

     Failure to meet these capital requirements would mean that a bank would be required to develop and file a plan with its primary federal banking regulator describing the means and a schedule for achieving the minimum capital requirements. In addition, such a bank would generally not receive regulatory approval of any application that requires the consideration of capital adequacy, such as a branch or merger application, unless it could demonstrate a reasonable plan to meet the capital requirement within a reasonable period of time.

     Enforcement Powers. The Financial Institution Reform Recovery and Enforcement Act expanded and increased civil and criminal penalties available for use by the federal regulatory agencies against depository institutions and certain "institution-affiliated parties." Institution-affiliated parties primarily include management, employees, and agents of a financial institution, as well as independent contractors and consultants such as attorneys and accountants and others who participate in the conduct of the financial institution's affairs. These practices can include the failure of an institution to timely file required reports or the filing of false or misleading information or the submission of inaccurate reports. Civil penalties may be as high as $1,000,000 a day for such violations. Criminal penalties for some financial institution crimes have been increased to 20 years. In addition, regulators are provided with greater flexibility to commence enforcement actions against institutions and institution-affiliated parties. Possible enforcement actions include the termination of deposit insurance. Furthermore, banking agencies' power to issue cease-and-desist orders were expanded. Such orders may, among other things, require affirmative action to correct any harm resulting from a violation or practice, including restitution, reimbursement, indemnifications or guarantees against loss. A financial institution may also be ordered to restrict its growth, dispose of certain assets, rescind agreements or contracts, or take other actions as determined by the ordering agency to be appropriate.

     Recent Legislative Developments. From time to time, various bills are introduced in the United States Congress with respect to the regulation of financial institutions. Some of these proposals, if adopted, could significantly change the regulation of banks and the financial services industry. We cannot predict whether any of these proposals will be adopted or, if adopted, what effect these would have.

     Effect of Governmental Monetary Policies. Our earnings are affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve Bank's monetary policies have had, and are likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve Board have major effects upon the levels of bank loans, investments and deposits through its open market operations in United States government securities and through its regulation of the discount rate on borrowings of member banks and the reserve requirements against member bank deposits. It is not possible to predict the nature or impact of future changes in monetary and fiscal policies.


                                  LEGAL MATTERS

     Kaufman & Canoles, a professional corporation, Norfolk, Virginia, will pass upon the validity of the shares of common stock offered by this prospectus for CNB.


                                     EXPERTS

     The audited financial statements of CNB Bancorp, LLC at October 31, 2001, included in this prospectus have been included in reliance on the report of Yount, Hyde & Barbour, P.C., independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.


                             REPORTS TO SHAREHOLDERS

     Upon the effective date of the Registration Statement on Form SB-2 that registers the shares of common stock offered by this prospectus with the Securities and Exchange Commission, CNB will be subject to the reporting requirements of the Securities Exchange Act of 1934, as currently in effect, which include requirements to file annual reports on Form 10-KSB and quarterly reports on Form 10-QSB with the Securities and Exchange Commission. This reporting obligation will exist for at least one year and will continue for successive fiscal years, except that these reporting obligations may be suspended for any subsequent fiscal year if at the beginning of such year the common stock is held of record by less than 300 persons.

                             ADDITIONAL INFORMATION

     CNB has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 under the Securities Act of 1933, as currently in effect, with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information contained in the Registration Statement. For further information with respect to CNB and the common stock, we refer you to the Registration Statement and the exhibits to it. The Registration Statement may be examined and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional office of the Securities and Exchange Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of the Registration Statement are available at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549. The Securities and Exchange Commission also maintains a Web site (http://www.sec.gov) that contains registration statements, reports, proxy and information statements and other information regarding registrants, such as CNB, that file electronically with the Securities and Exchange Commission.

     CNB and the organizing directors have filed or will file various applications with the FDIC, the Federal Reserve, the Virginia Bureau of Financial Institutions and the Office of the Comptroller of the Currency. These applications and the information they contain are not incorporated into this prospectus. You should rely only on information contained in this prospectus and in the related Registration Statement in making an investment decision. To the extent that other available information not presented in this prospectus, including information available from CNB and information in public files and records maintained by the FDIC, the Federal Reserve, the Virginia Bureau of Financial Institutions and the Office of the Comptroller of the Currency, is inconsistent with information presented in this prospectus or provides additional information, that information is superseded by the information presented in this prospectus and should not be relied on. Projections appearing in the applications are based on assumptions that the organizing directors believe are reasonable, but as to which they can make no assurances, and CNB specifically disaffirms those projections for purposes of this prospectus and cautions you against relying on them for purposes of making an investment decision.

                                CNB BANCORP, LLC
                          INDEX TO FINANCIAL STATEMENTS



Independent Auditor's Report...........................................  F-2

Balance Sheet at October 31, 2001......................................  F-3

Statement of Operations from April 23, 2001, Date of Inception, to October 31, 2001...................................................  F-4

Statement of Cash Flow from April 23, 2001, Date of Inception, to October 31, 2001...................................................  F-5

Statement of Members' Deficit from April 23, 2001, Date of Inception, to October 31, 2001...................................................  F-6

Notes to Financial Statements..........................................  F-9

                          INDEPENDENT AUDITOR'S REPORT



To the Members
CNB Bancorp, LLC
Windsor, Virginia


     We have audited the accompanying balance sheet of CNB Bancorp, LLC as of October 31, 2001, and the related statements of operations, members' deficit, and cash flows for the period from April 23, 2001 (date of inception) to October 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CNB Bancorp, LLC as of October 31, 2001, and the results of its operations and its cash flows for the period from April 23, 2001 (date of inception) to October 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

     As discussed in Note 1 to the financial statements, the Company is in the organization stage and has not commenced operations. Also, as discussed in Note 4, the Company's future operations are dependent on obtaining capital through an initial stock offering and obtaining the necessary final regulatory approvals. These factors and the expense associated with development of a new banking institution raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in
Note 4. The financial statements do not include any adjustments relating to the recoverability of reported asset amounts or the amount of liabilities that might result from the outcome of this uncertainty.


/s/ Yount, Hyde & Barbour, P.C.


Winchester, Virginia
November 14, 2001

                                CNB BANCORP, LLC
                          (A Development Stage Company)

                                  Balance Sheet
                                October 31, 2001


                                    Assets
Cash                                                                 $  13,082
Land and equipment                                                     305,537
                                                                     ---------

          Total assets                                               $ 318,619
                                                                     =========

                       Liabilities and Members' Deficit

Liabilities
     Accounts payable                                                $  12,024
     Accrued interest payable                                            1,473
     Line of credit                                                    361,463
                                                                     ---------
          Total liabilities                                          $ 374,960
                                                                     ---------

Members' Deficit
     Members' equity                                                 $  97,500
     Deficit accumulated during the development stage                 (153,841)
                                                                     ---------
          Total members' deficit                                     $ (56,341)
                                                                     ---------
          Total liabilities and members' deficit                     $ 318,619
                                                                     =========

See Notes to Financial Statements.

                                CNB BANCORP, LLC
                          (A Development Stage Company)

                             Statement of Operations
       Period from April 23, 2001 (Date of Inception) to October 31, 2001


Expenses:
     Advertising                                                 $     367
     Application costs                                              16,692
     Consulting fees                                                78,465
     Conventions, conferences, and meetings                          5,326
     Depreciation                                                    1,019
     Equipment                                                       1,718
     Interest                                                        3,426
     Legal fees                                                      7,500
     Office expense                                                  1,113
     Rent                                                            1,500
     Salaries and benefits                                          31,100
     Taxes                                                           1,622
     Utilities                                                       1,650
     Other                                                           2,343
                                                                 ---------
          Net loss                                               $ 153,841
                                                                 =========


See Notes to Financial Statements.

                                CNB BANCORP, LLC
                         (A Development Stage Company)

                            Statement of Cash Flows
       Period from April 23, 2001 (Date of Inception) to October 31, 2001


Cash Flows From Operating Activities
     Reconciliation of net (loss) to net cash
       (used in) operating activities:
          Net (loss)                                            $ (153,841)
          Depreciation                                               1,019
          Increase in accounts payable                              12,024
          Increase in accrued interest payable                       1,473
                                                                ----------
               Net cash (used in) operating activities          $ (139,325)
                                                                -----------

Cash Flows From Investing Activities,
     capital expenditures                                       $ (306,556)
                                                                -----------
               Net cash (used in) investing activities          $ (306,556)
                                                                -----------

Cash Flows From Financing Activities
     Proceeds from member contributions                         $   97,500
     Proceeds from line of credit                                  361,463
                                                                ----------
               Net cash provided by financing activities        $  458,963
                                                                ----------

               Net increase in cash and cash equivalents        $   13,082

Cash
     Beginning                                                        - -
                                                                ----------

     Ending                                                     $   13,082
                                                                ==========

Supplemental Disclosures of Cash Flow Information,
     cash payments for interest                                 $    1,953
                                                                ==========


See Notes to Financial Statements.

                                CNB BANCORP, LLC
                          (A Development Stage Company)

                          Statement of Members' Deficit
       Period from April 23, 2001 (Date of Inception) to October 31, 2001



                                                                   (Deficit)
                                                                  Accumulated
                                                                  During the
                                                   Members'       Development
                                                    Equity           Stage         Total
                                                   --------      ------------    ----------
Balance, April 23, 2001 (Date of Inception)        $    - -       $     - -      $    - -
     Member contributions                            97,500             - -         97,500
     Net (loss)                                         - -         (153,841)     (153,841)
                                                   ---------      -----------    ----------
Balance, October 31, 2001                          $ 97,500       $ (153,841)    $ (56,341)
                                                   =========      ===========    ==========


See Notes to Financial Statements.

                                CNB BANCORP, LLC
                          (A Development Stage Company)

                          Notes to Financial Statements




Note 1.  Nature of Business Activities and Significant Accounting Policies

           Business

     CNB Bancorp, LLC (the Company) is a Virginia limited liability company established for the purpose of organizing CNB Bancorp, Inc. and its wholly owned subsidiary, Citizens National Bank (in organization) (Bank). The Bank is being organized as a national bank under the laws of the United States with the purpose of becoming a new bank to be located in Windsor, Virginia. The Bank has filed a charter application with the OCC and an application for deposit insurance with the FDIC. Provided that the applications are timely approved and the necessary capital is raised, it is expected that banking operations will commence in the second quarter of 2002.

     The Company was formally established in July 2001. We have prepared these financial statements including financial information from April 23, 2001, the initial financial transaction date. It was on that date that the Company's organizing directors began pre-organizational activities.

     The Company is a development stage enterprise as defined by Statement of Financial Accounting Standard No. 7, "Accounting and Reporting by Development Stage Enterprises," as it devotes substantially all its efforts to establishing a new business. The Company's planned principal operations have not commenced and revenue has not been recognized from the planned principal operations.


     CNB Bancorp, Inc. intends to sell between 510,000 and 850,000 shares of its common stock at $10 per share. It is anticipated that the offering will raise between $5.1 million and $8.5 million. The directors and executive officers of the Company plan to purchase 102,500 shares of common stock at $10 per share, for a total of $1.025 million. Upon purchase of these shares, CNB Bancorp, Inc. will issue stock warrants to the organizing directors to purchase up to an additional 102,500 shares of common stock for $10 per share. The remaining shares will be sold through a public offering. CNB Bancorp, Inc. will use $5 million to $5.875 million of the proceeds to capitalize the proposed bank.


           Year End

     The Company has adopted a fiscal year ending on December 31, effective for the period ending December 31, 2001. The transactions occurring prior to the Company's establishment have been combined in these financial statements for ease of presentation.

           Estimates

     The financial statements include estimates and assumptions that affect the Company's financial position and results of operations and disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

           Deferred Stock Offering Costs

     Deferred stock offering costs will be incurred by CNB Bancorp, Inc. in connection with the offering and issuance of its stock. The deferred stock offering costs will be deducted from CNB Bancorp, Inc.'s additional paid-in capital after the stock offering. If the stock offering is deemed unsuccessful, all deferred stock offering costs will be charged to operations during the period in which the offering is deemed unsuccessful.

           Organization Costs

     Organization costs include incorporation, legal, and consulting fees incurred in connection with establishing the Company. In accordance with Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities," organization costs are expensed when incurred.

           Pre-Opening Expenses

     Costs incurred for overhead and other operating expenses are included in the current period's operating results.

           Personal Assets and Liabilities

     In accordance with the generally accepted method of presenting limited liability company financial statements, the financial statements do not include the assets and liabilities of the members, including their obligation for income taxes on their distributive shares of the net income of the Company, nor any provision for income tax expense.

           Equipment

     Equipment is stated at cost less accumulated depreciation and amortization that is computed using the declining balance method over a five-year life. Costs incurred for maintenance and repairs are expensed currently.

                         Notes to Financial Statements



Note 2.   Line of Credit

          The Company has established a $750,000 line of credit with a financial institution to fund operating expenses of the Company during the development stage. The line is uncollateralized and is guaranteed by the organizing directors. The line bears interest at the prime rate minus 0.5% and expires August 14, 2002. As of October 31, 2001, $361,463 was outstanding on this line of credit.


Note 3.   Land

          The Company purchased land in Windsor, Virginia on September 6, 2001 for $301,463. This property will be developed as the Bank's initial business location.


Note 4.   Liquidity and Going Concern Considerations

          The Company incurred a net loss of $153,841 for the period from April 23, 2001 (date of inception) to October 31, 2001. At October 31, 2001, liabilities exceeded assets by $56,341.

          Management believes that the current level of expenditures are well within the financial capabilities of the organizing directors and adequate to meet existing obligations and fund current operations, but obtaining final regulatory approvals and commencing banking operations is dependent on successfully completing the stock offering.

          To provide permanent funding for its operation, CNB Bancorp, Inc. is preparing to sell its common stock through a public offering as discussed in Note 1. Costs related to the organization and registration of CNB Bancorp, Inc.'s common stock along with reimbursement of fixed asset costs, repayment of the line of credit, and reimbursement of the members' contributions will be paid from the gross proceeds of the offering. Should subscriptions for the minimum offering not be obtained, amounts paid by the subscribers with their subscriptions will be returned and the offer withdrawn.


=============================================          =================================================

  Prospective investors may rely only on the
information contained in this prospectus.
No one has authorized anyone to provide
prospective investors with information                                 850,000 SHARES
different from that contained in this
prospectus.  This prospectus is not an                                CNB BANCORP, INC.
offer to sell nor is it seeking an offer to
buy these securities in any jurisdiction
where the offer or sale is not permitted.
The information contained in this
prospectus is correct only as of the date
of this prospectus, regardless of the time
of the delivery of this prospectus or any
sale of these securities.                                        A Proposed Bank Holding Company

     _________________________

         TABLE OF CONTENTS

                                                Page                           For
                                                ----
Summary........................................
Risk Factors...................................
Caution Regarding Forward-Looking Statements
The Offering...................................                       CITIZENS NATIONAL BANK
Use of Proceeds................................                         (In Organization)
Capitalization.................................
Dividends......................................
Management's Discussion and Analysis of
 Financial Condition and Plan of Operations....
Proposed Business..............................
Management.....................................
Executive Compensation.........................                         Common Stock
Related Party Transactions.....................
Description of CNB's Capital Stock.............
Shares Eligible for Future Sale................
Supervision and Regulation.....................
Legal Matters..................................
Experts........................................
Reports to Shareholders........................
Additional Information.........................                    ---------------------
Index to Financial Statements.................. F-1                      PROSPECTUS
                                                                   ---------------------
  UNTIL _________ 2002 (40 DAYS AFTER THE DATE
OF THIS PROSPECTUS), ALL DEALERS THAT BUY,
SELL OR TRADE THE COMMON STOCK, WHETHER OR
NOT PARTICIPATING IN THIS OFFERING, MAY BE                            ___________________
REQUIRED TO DELIVER A PROSPECTUS.  THIS IS
IN ADDITION TO THE DEALERS' OBLIGATION TO
DELIVER A PROSPECTUS WHEN ACTING AS
UNDERWRITERS AND WITH RESPECT TO THEIR
UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                                                                      _________________, 2002



=============================================          =================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

     Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia, 1950, as amended (the "Code"), permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his good faith belief that he has met the standard of conduct prescribed by the Code, and a determination is made by the board of directors that such standard has been met. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which an officer or director is adjudged to be liable to the corporation, unless the court in which the proceeding took place determines that, despite such liability, such person is reasonably entitled to indemnification in view of all the relevant circumstances. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that personal benefit was improperly received by him. Corporations are given the power to make any other or further indemnity, including advance of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification of a director or officer is mandatory when he entirely prevails in the defense of any proceeding to which he is a party because he is or was a director or officer.

     The Articles of Incorporation of the Registrant contain provisions indemnifying the directors and officers of the Registrant against expenses and liabilities incurred in legal proceedings to the fullest extent permitted by Virginia law.

Item 25. Other Expenses of Issuance and Distribution

       Securities and Exchange Commission Registration Fee     $ 2,276.48*
       Printing Expenses                                       $10,000.00
       Accounting Fees and Expenses                            $ 6,500.00
       Legal Fees and Expenses                                 $60,000.00
       Blue Sky Fees and Expenses                              $ 7,500.00
       Miscellaneous Expenses                                  $ 3,723.52
                                                               ----------
            Total                                              $90,000.00
                                                               ==========
____________________

*   Represents actual expenses. All other expenses are estimates.

Item 26. Recent Sales of Unregistered Securities.

     On November 15, 2001 the Registrant issued to G. Stuart Tyler, in a private placement, one share of the Registrant's Common Stock, $.01 par value, for an aggregate price of $10.00 in connection with the organization of CNB. The sale to Mr. Tyler was exempt from registration under the Securities Act pursuant to
Section 4(2) of the Act because it was a transaction by an issuer that did not involve a public offering.

Item 27.  Exhibits.

Exhibit
Number    Description
------    -----------

3.1       Articles of Incorporation +
3.2       Bylaws +
4.1       Specimen Common Stock
          Certificate +
4.2 See Exhibits 3.1 and 3.2 for provisions of the Articles of Incorporation and Bylaws defining rights of holders of the Common Stock
5.1       Legal Opinion of Kaufman & Canoles, a professional corporation +
10.1 Lease Agreement by and between Windsor Office Group and Citizens National Bank (in organization) dated June 1, 2001 (temporary office) +
10.2 Form of Escrow Agreement by and between CNB Bancorp, Inc. and Community Bankers' Bank +
10.3 Form of Employment Agreement by and among Citizens National Bank (in organization), CNB Bancorp, Inc. and Douglas A. Chesson +
10.4      Form of CNB Bancorp, Inc. Organizing Director Warrant Agreement +
10.5      Operating Agreement of CNB Bancorp, LLC **
10.6      Form of Organizing Director Contribution Agreement ***
23.1      Consent of Yount, Hyde & Barbour, P.C. * +
23.2      Consent of Kaufman & Canoles, a professional corporation (contained in
          Exhibit 5.1)  +
24.1 Power of Attorney (included on the signature page of this Registration Statement) +
99.1      Form of Subscription Agreement +

*    Filed herewith.
+ Previously filed as an exhibit of the same number to the Registration Statement on Form SB-2, as filed with the Commission on November 30, 2001 or Amendment No. 1 to the Registration Statement, as filed with the Commission on January 9, 2002.
** Previously filed as exhibit 10.6 to the Registration Statement on Form SB-2, as filed with the Commission on November 30, 2001.
*** Previously filed as exhibit 10.7 to the Registration Statement on Form SB-2, as filed with the Commission on November 30, 2001.




Item 28.  Undertakings.

     The undersigned Registrant hereby undertakes as follows:

     (a) (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

               (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

               (iii) Include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

     (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (f) (1) For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

          (2) For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned in the Town of Windsor, County of Isle of Wight, Commonwealth of Virginia on January 18, 2002.


                              CNB BANCORP, INC.


                              By:   /s/ Douglas A. Chesson
                                    ----------------------
                                         Douglas A. Chesson
                                         President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


               Signature                                  Title                          Date
----------------------------------------      -----------------------------      --------------------

/s/ Allen E. Brown *                          Director                           January 18,  2002
----------------------------------------
Allen E. Brown


/s/ Judy D. Brown *                           Director                           January 18,  2002
----------------------------------------
Judy D. Brown


/s/ Douglas A. Chesson                        President, Chief Executive         January 18,  2002
----------------------------------------      Officer and Director
Douglas A. Chesson


/s/ J. Larry Darden *                         Director                           January 18,  2002
----------------------------------------
J. Larry Darden


/s/ Harold F. Demsko *                        Director                           January 18,  2002
----------------------------------------
Harold F. Demsko


/s/  James E. Laine *                         Director                           January 18,  2002
----------------------------------------
James E. Laine

/s/ Susan Worrell O'Connell *                 Director                           January 18,  2002
----------------------------------------
Susan Worrell O'Connell

/s/ Marcia Collins Patterson *                Director                           January 18,  2002
----------------------------------------
Marcia Collins Patterson



/s/ William E. Pope *                         Director                           January 18,  2002
----------------------------------------
William E. Pope


/s/ Gerald D. Scheimberg *                    Director                           January 18,  2002
----------------------------------------
Gerald D. Scheimberg


/s/ Kim D. Shivers *                          Director                           January 18,  2002
----------------------------------------
Kim D. Shivers

/s/ Michael G. Smith *                        Director                           January 18,  2002
----------------------------------------
Michael G. Smith


/s/ G. Stewart Tyler *                        Chairman                           January 18,  2002
----------------------------------------
G. Stewart Tyler


/s/ Gene Worrell *                            Director                           January 18,  2002
----------------------------------------
Gene Worrell


* Douglas A. Chesson, by signing his name hereto, signs this document on behalf of each of the persons indicated by an asterisk above pursuant to powers of attorney duly executed by such persons and previously filed with the Securities and Exchange Commission as part of the Registration Statement.

                                 Exhibit Index


Exhibit
Number      Description
------      -----------

3.1         Articles of Incorporation +
3.2         Bylaws +
4.1         Specimen Common Stock Certificate +
4.2 See Exhibits 3.1 and 3.2 for provisions of the articles of incorporation and bylaws defining rights of holders of the Common Stock
5.1         Legal Opinion of Kaufman & Canoles, a professional corporation  +
10.1 Lease Agreement by and between Windsor Office Group and Citizens National Bank (in organization) dated June 1, 2001 (temporary office) +
10.2 Form of Escrow Agreement by and between CNB Bancorp, Inc. and Community Bankers' Bank +
10.3 Form of Employment Agreement by and among Citizens National Bank (in organization), CNB Bancorp, Inc. and Douglas A. Chesson +
10.4        Form of CNB Bancorp, Inc. Organizing Director Warrant Agreement +
10.5        Operating Agreement of CNB Bancorp, LLC **
10.6        Form of Organizing Director Contribution Agreement ***
23.1        Consent of Yount, Hyde & Barbour, P.C. * +
23.2 Consent of Kaufman & Canoles, a professional corporation (contained in Exhibit 5.1) +
24.1 Power of Attorney (included on the signature page of this Registration Statement) +
99.1        Form of Subscription Agreement +

*    Filed herewith.
+ Previously filed as an exhibit of the same number to the Registration Statement on Form SB-2, as filed with the Commission on November 30, 2001 or Amendment No. 1 to the Registration Statement, as filed with the Commission on January 9, 2002.
** Previously filed as exhibit 10.6 to the Registration Statement on Form SB-2, as filed with the Commission on November 30, 2001.
*** Previously filed as exhibit 10.7 to the Registration Statement on Form SB-2, as filed with the Commission on November 30, 2001.